Exhibit 2.1

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

Between

ACELRX PHARMACEUTICALS, INC.

and

VERTICAL PHARMACEUTICALS, LLC

Dated as of March 12, 2023

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, executed on March 12, 2023 (the “Effective Date”), is made and entered into between AcelRx Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Vertical Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase and assume from Seller certain assets and liabilities related to the Program (as defined below);

NOW, THEREFORE, in consideration of the foregoing, the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Adjusted Annual Net Sales” has the meaning set forth in Section 2.11(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended or supplemented from time to time in accordance with the terms hereof.

“Aguettant” has the meaning set forth in Section 2.10(g).

“Aguettant Agreements” has the meaning set forth in Section 2.10(g).

“Aguettant Amendments” has the meaning set forth in Section 2.10(g).

“Ancillary Agreements” means all the documents set forth in Section 2.9 and Section 2.10, the Marketing Agreement, assignment agreements, and other documents and instruments, pursuant to which Seller’s right, title or interest in any of the Transferred Assets is transferred to Buyer, and any other documents executed in connection with the Transaction.

“Annual Net Sales” means, with respect to a Product, Net Sales of such Product in the Territory in a Calendar Year.

“Anticorruption Laws” has the meaning set forth in Section 3.18(a).

“Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Atlanta, Georgia, or in California are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.1(a).

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1.

“Cap” has the meaning set forth in Section 8.1(c).

“Change of Control Transaction” means, with respect to a party, a transaction or series of transactions pursuant to which one or more Third Parties (i) acquires (whether by merger, consolidation or transfer or issuance of capital stock or otherwise) beneficial ownership, directly or indirectly, of more than 50% of such party’s then outstanding voting securities, or (ii) acquires all or substantially all of the assets of such party; but excluding any such transaction or series of transactions described in clause (i) in which (a) such transaction or series of transactions is principally for bona fide equity financing purposes, or (b) such transaction or series of transactions is a consolidation or merger effected exclusively to change the domicile of such party.

“Chargebacks” means, collectively, all credits, chargebacks, reimbursements, administrative and other fees, costs, charges, rebates, and other payments arising from and/or in association with the sale of the Product to any wholesaler, retail pharmacy, distributor, group purchasing organization, insurer and other institution.

“Claim Notice” has the meaning set forth in Section 8.3(b).

“Claims” has the meaning set forth in Section 8.3(b).

“Closing” means the closing of the Transaction.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” has the meaning set forth in Section 2.16(a).

“Confidential Information” has the meaning set forth in Section 5.9(a).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated August 1, 2022, between Seller and Acella Pharmaceuticals, LLC.

“Contract Consents” has the meaning set forth in Section 3.8(a).

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, commitments, licenses, indentures, guarantees, notes, letters of credit, loan or credit agreements, marketing, lobbying, sales agent, and other agreements or arrangements (other than this Agreement), whether written or oral.

“Control” or “Controlled” means with respect to any Intellectual Property, possession by a party of the ability (whether by ownership, license or otherwise) to assign or to grant access, a right to use, a license or a sublicense (as applicable) to such Intellectual Property as set forth herein without violating the terms of any agreement or other arrangement with any Third Party.

“Copyrights” means copyrights and copyrightable works, and registrations and applications therefor, content (including website content), mask work rights, database and design rights, including data collections, and all other rights, including “moral” rights, corresponding thereto in any works of authorship (including copyrights in computer software and code), whether published or unpublished.

“Cost of Goods Sold” means, for any period, the reasonable, documented, direct and recognized cost of manufacturing the Product for such period determined in accordance with GAAP, excluding any allocation of overhead expenses.

“Customers” means, collectively, each customer of Seller that, during Calendar Year 2021 or 2022, paid Seller for purchases of Product.

“Damages” means any loss, damage (including incidental, consequential and punitive damages, but only to the extent such incidental, consequential or punitive damages are related to or arise from a Third Party Claim, as such term is defined in Section 8.3(b)), injury, liability, Order, Encumbrance, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees and expenses), diminution of value, court costs, charge, cost (including reasonable costs of investigation and seeking recovery under this Agreement and the Ancillary Agreements) or expense of any nature.

“Data Room” means the online data room maintained by Seller titled “AcelRx Pharmaceuticals, Inc.” located at: https://www.sharevault.net.

“Department of Defense” or “DoD” means the United States Department of Defense. For purposes of clarity, the Department of Defense does not include the United States Department of Veterans Affairs or any Veterans Affairs medical centers or hospitals.

“Development” (and, with correlative meaning, “Develop,” “Developed” and “Developing”) means pre-clinical and clinical drug development activities, including clinical trials, relating to the development of pharmaceutical compounds and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a Product, and activities to develop manufacturing capabilities for the Product. Development includes optimization and pre-clinical activities, pharmacology studies, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, clinical trials and regulatory affairs activities.

“Direct Claim” has the meaning set forth in Section 8.3(a).

“Direct Claim Notice” has the meaning set forth in Section 8.3(a).

“Discussion Period” has the meaning set forth in Section 8.3(a).

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, right of first negotiation, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, prior assignment, or other lien (whether arising by Contract or by operation of law).

“EU” means the European Union, as it is constituted on the Closing Date.

“Ex-Im Laws” shall mean all Laws relating to export, reexport, transfer, and import of goods, services, information, and other items, including but not limited to the Export Administration Regulations, the International Traffic in Arms Regulations, trade sanctions and embargoes, tariffs, trade agreements, corruption, product origin, or other international trade issues, the Arms Export Control Act, Export Administration Act, the International Emergency Economic Powers Act, the regulations administered by the U.S. Treasury Department’s Office of Foreign Asset Controls, regulations administered by the Drug Enforcement Administration, regulations administered by the Bureau of Alcohol, Tobacco, and Fire Arms, regulations administered by the Food and Drug Administration, executive orders relating to international trade matters, and the customs and import Laws administered by U.S. Customs and Border Protection, as well as any and all other U.S. Laws, executive agency guidance, and other laws relating to importation and exportation, and trade sanctions.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities. For clarity, the Excluded Liabilities shall explicitly include, but shall not be limited to, any Liabilities for, relating to or arising from: (i) without duplication, [***] ending on or prior to the Closing Date; (ii) [***] before the Closing Date; (iii) [***] for periods prior to the Closing; (iv) [***] for periods prior to the Closing; (v) [***] prior to the Closing; (vi) [***] after the Closing pursuant to [***], other than any Liability arising out of [***] following the Closing Date; and (vii) any and all Liabilities of Seller or its Affiliates relating to the period prior to the Closing Date or arising prior to the Closing Date, including but not limited to any and all Liabilities arising out of [***] prior to the Closing Date, and any and all Liabilities arising out of or relating to the [***] prior to the Closing Date. Except as provided in Section 2.3, where Buyer expressly assumes the Assumed Liabilities, and notwithstanding anything to the contrary, Buyer shall not assume, in connection with the Transaction or the transactions contemplated by the Ancillary Agreements, any additional Liability of Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and Seller shall retain responsibility for all Excluded Liabilities.

“FDA” means the United States Food and Drug Administration or any successor entity thereto having the administrative authority to regulate the marketing of human pharmaceutical products in the United States.

“FDA Fraud Policy” has the meaning set forth in Section 3.12(d).

“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents.

“Fraud” means actual fraud under common law of the State of Delaware in the making of the representations and warranties set forth in this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Assignment and Assumption Agreement” has the meaning set forth in Section 2.9(a).

“Generic Equivalent” shall mean, with respect to a Product and country in the Territory, any present or future drug product that (a) has obtained Regulatory Approval from the applicable Regulatory Authority in such country as an AB-rated or fully substitutable version of the Product, based on an abbreviated new drug application or foreign equivalent, filed by any Person, in which the Product is the reference listed drug, (b) is not Developed, manufactured or commercialized by or on behalf of Buyer or Seller or any of their Affiliates or licensees, or any Person that received rights to such drug product from, or purchased such drug product in a chain of distribution that included, Buyer or Seller or any of their Affiliates or licensees, and (c) is labelled in full or in part for the same approved indications as the Product.

“Government Contract” means any contract, subcontract, task order, delivery order, purchase order, license agreement, cooperative agreement, grant, security agreement, joint venture agreement, teaming agreement, or other similar agreement of any kind entered into between the Seller and a Government Entity. The term “Government Contract” also includes any contract, subcontract, task order, delivery order, grant, subrecipient agreement under a grant, or arrangement of any kind that relates to business, between the Seller and (a) any prime contractor or higher-tier subcontractor of a Government Entity in its capacity as a prime contractor or subcontractor or (b) any lower-tier subcontractor in the Seller’s capacity as a prime contractor or subcontractor to any Government Entity, on the other hand.

“Government Contracts Enforcement Matters” has the meaning set forth in Section 3.17(c).

“Government Entity” means any:

(a)    nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)    federal, state, local, municipal, foreign or other government;

(c)    political, governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)    multinational organization or body;

(e)    entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including any commission, tribunal, contractor, or other quasi-governmental entity established to perform any such function;

(f)    Regulatory Authority;

(g)    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(h)    official of any of the foregoing.

“Governmental Authorizations” means all licenses, permits, certificates, registrations and other authorizations, consents, waivers and approvals issued by or obtained from a Government Entity, including a Regulatory Authority.

“Gross Profit” means, with respect to any calendar quarter, an amount equal to (a) the Net Sales of Products sold or otherwise disposed of to DoD in such calendar quarter, minus (b) the Cost of Goods Sold for such Products sold or otherwise disposed of to DoD in such calendar quarter.

“Healthcare Laws” means all federal, state and local Laws relating to the regulation, provision, performance, reporting, marketing, selling or administration of, or payment for, pharmaceutical products, including (i) FDCA, the federal Anti Kickback Statute (42 U.S.C. §1320a 7b(b)), Sections 1320a 7 and 1320a 7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§1395nn and 1396b), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), and the False Claims Act (31 U.S.C. § 3729 et seq.). For clarity, Healthcare Laws are a subset of “Laws” as defined below.

“IND” means an investigational new drug application (as defined at 21 C.F.R. § 312.3 and more fully described in 21 C.F.R. § 312.20 et seq.) or equivalent application, and all amendments thereto, filed with the FDA in the United States or the applicable Regulatory Authority in a country or group of countries outside the United States (including any supra-national agency such as in the EU), including all documents, data, submissions, filings and other information concerning an investigational pharmaceutical product (or an investigational use of an approved pharmaceutical product) which are necessary for interstate shipment and administration of the product in clinical investigations.

“Indemnified Person” has the meaning set forth in Section 8.3(a).

“Indemnifying Person” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means all worldwide intellectual property rights, whether statutory or common law rights, including rights in and to the following: (i) Patents; (ii) Marks; (iii) Copyrights; (iv) Know-How; (v) data exclusivity, databases (including knowledge databases, customer lists and customer databases) and any other data collections, and all rights therein; and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Inventory” means all existing inventory of the Products owned by Seller in the form of finished goods and unfinished goods, raw materials (including active pharmaceutical ingredients), bulk product, packaging and labeling, whether held at any location or facility of Seller and of its Affiliates or in transit to Seller or any of its Affiliates, in each case as of the Closing Date.

“IP Agreement” has the meaning set forth in Section 2.9(d).

“IP Assignment” has the meaning set forth in Section 2.9(b).

“IRS” means the United States Internal Revenue Service.

“Know-How” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application) and any improvements to same; invention disclosures; processes, methods, algorithms and formulae; know-how, trade secrets, technology, ideas, research and Development information, proprietary information (whether confidential or not), technical data, designs, plans, proposals, drawings, computer programs (including source code), results of experiments, test data, including pharmacological, toxicological and clinical data and clinical research files, analytical and quality control data, manufacturing data and descriptions, market data, assays, chemical formulations, notes of experiments, specifications, compositions of matter, chemical and biological materials and compounds, whether in intangible, tangible, written, electronic or other form.

“Knowledge” or any similar phrase, with respect to a party, means [***].

“Law” means any federal, state, local, foreign or other law, statute, ordinance, rule, regulation, code, order, judgment, injunction, writ, permit, regulatory or administrative guidance, Order, constitution, treaty, principle of common law, license or decree enacted, issued, promulgated, enforced or entered by a Government Entity.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether known or unknown, fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License and Acquisition Income” means the gross consideration (in any form), but excluding any royalty payments based on sales of Products, (i) [***] received by Buyer and its Affiliates in connection with a grant to any Third Party or Third Parties of a license or other right, privilege or immunity to make, have made, use, sell, offer for sale, research, Develop, commercialize, import, export or exploit a Product, beyond the mere right to purchase such Product from or to provide distribution or other services on behalf of Buyer and/or its Affiliates (each such Third Party, a “Licensee”), including any license signing fee, upfront fee, license maintenance fee, option fee or milestone payment, any equity, distribution or joint marketing fee, any funding for research and Development to be performed by Buyer or any of its Affiliates for a Licensee [***] and any consideration received for an equity interest or other investment in Buyer or any of its Affiliates [***] and/or (ii) [***] received by Buyer or its Affiliates or equityholders as consideration in a sale or transfer of any ownership interest in any or all of the Transferred Assets to a Third Party, whether received at the closing of such transaction or at any time thereafter, including any contingent payments, but excluding consideration received in connection with a Change of Control Transaction with respect to Buyer. For clarity, License and Acquisition Income shall only include consideration received by Buyer and its Affiliates and equityholders (a) from a Licensee that is allocable to a Product (and shall not include consideration received by Buyer from such Licensee solely for, or allocable to, products that are not Products) and/or (b) from a Third Party that is allocable to the Transferred Assets or any Product and not solely for, or allocable to, any other assets purchased by such Third Party that are not related to any Product. [***].

“License and Acquisition Income Payments” means the potential payments payable pursuant to Section 2.14(a).

“License and Acquisition Income Report” has the meaning set forth in Section 2.14(b).

“Licensed Intellectual Property” means the Transferred Intellectual Property that is licensed to Seller or any of its Affiliates from a Third Party.

“Licensee” has the meaning set forth in the definition of “License and Acquisition Income”.

“Marketing Agreement” has the meaning set forth in Section 2.9(e).

“Marks” means all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names (including all uniform resource locators and web site addresses) and other indicia of commercial source or origin, whether registered or not, used solely in, or intended to be used solely in connection with, the Product, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, or effect that is individually or in the aggregate materially adverse to the Transferred Assets, taken as a whole, or would reasonably be expected to impair the ability of Seller to consummate the Transaction on a timely basis; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse effect resulting from general business or economic conditions; (ii) any adverse effect resulting from conditions generally affecting any industry or industry sector to which the Program relates; (iii) any adverse effect resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereunder; (iv) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by Government Entities, including Regulatory Authorities; (v) any adverse effect resulting from any breach by Buyer of any provision of this Agreement; or (vi) any adverse effect resulting from acts of war, sabotage or terrorism, cyber-attacks or man-made or natural disasters (including hurricanes, tornadoes, floods, earthquakes, weather-related events, natural disasters and other “acts of God”), epidemics, plagues, pandemics or other outbreak or illness (including COVID-19), or material worsening thereof, including necessary responses thereto; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Program or Transferred Assets compared to the other participants in the industry or industry sector to which the Program relates.

“Milestone Event” has the meaning set forth in Section 2.11(a).

“Milestone Payment” means any of the potential payments set forth in Section 2.11(a).

“NDA” means a new drug application (as defined at 21 C.F.R. § 314.3 and more fully described in 21 C.F.R. § 314.50 et seq.) or equivalent application, and all amendments and supplements thereto, filed with the FDA in the United States or the applicable Regulatory Authority in a country or group of countries outside the United States (including any supra-national agency such as in the EU), including all documents, data, submissions, filings and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

“NDC” means National Drug Code.

“Net Sales” means, with respect to a Product, the gross amounts invoiced by the Buyer and any Person making sales or other disposition of a Product on behalf of, or pursuant to rights obtained directly or indirectly from, Buyer (each, a “Selling Party”) for sales or other dispositions of such Product to Third Parties in the Territory, less the following items, as allocable to such Product (if actually incurred, paid or accrued by the Buyer or such other Person and not otherwise previously deducted from the amount invoiced or recovered by or reimbursed to the Buyer or such other Person):

(1)         trade, quantity and cash discounts, credits or allowances;

(2)         credits or allowances additionally granted upon returns, rejections, damaged goods or recalls or for retroactive price reductions and billing errors;

(3)         rebates, discounts and chargeback payments in any form granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers; and

(4)         all Taxes, duties, or other governmental charges levied on the Products and included in the gross amounts invoiced, but only to the extent that such Taxes, duties or other charges are recorded as deductions in net sales in the Buyer's financial statements, consistent with past practice; otherwise, they will not be deducted.

Upon any sale or other disposition of any Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the same country.

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales. In addition, to the extent any amounts deducted pursuant to the above are subsequently recovered by or reimbursed to the applicable Selling Party, such recovered amounts shall be deemed “Net Sales” for the subsequent calendar quarter; provided that, if no royalties are owed by Buyer for such subsequent calendar quarter pursuant to this Agreement, Buyer shall promptly refund such recovered amounts to Seller. For purposes of determining Net Sales, the Product shall be deemed to be sold when invoiced. Sales of a Product between the Buyer and other Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales. Any free-of-charge disposal or use of a Product for Development, regulatory or marketing purposes, such as clinical trials, expanded access or indigent patient programs, shall not be deemed a sale or disposition for purposes of calculating Net Sales. Net Sales shall explicitly exclude sales of the Product by [***]

Net Sales will be calculated in accordance with this definition and the Buyer’s accounting policies generally consistent with GAAP on an accrual basis, as consistently applied. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with the Buyer’s accounting policies generally consistent with GAAP, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

“Non-Governmental Authorizations” means all licenses, permits, certificates, registrations and other authorizations, consents, waivers, and approvals other than Governmental Authorizations.

“Nontransferred Assets” has the meaning set forth in Section 2.20(a).

“Orders” has the meaning set forth in Section 3.10.

“Organizational Documents” means (a) the certificate or articles of incorporation, formation or organization, (b) the bylaws, operating agreement or limited liability company agreement, (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any Law, (d) any amendment or modification to any of the foregoing and (e) any shareholder, voting or similar agreement.

“Other Seller Materials” means (i) all research and Development reports and disclosure memoranda owned by Seller relating to the Product, including study reports, clinical trial related documents including consent forms, case study forms, study contracts, site agreements, manuscripts and in process publications, (ii) all of the marketing and promotional documents owned by Seller, such as customer lists, marketing and promotional plans, documents and materials, pricing and sales data, field force training manuals and materials, and the like, to the extent relating to the Product, (iii) all worldwide safety reports of Seller with respect to the Product in existence as of the Closing, (iv) all of Seller’s formulation, Development and manufacturing information used in connection with the Product and owned by Seller, including manufacturing processes, master batch records, manufacturing documentation, Product specifications, equipment specifications, analytical specifications and validation reports, quality assurance and control data, including test data, studies, results, reports, batch records, and stability studies, Chemistry, Manufacturing and Control paperwork, certificates of analysis, component and labeling purchasing specifications, packaging specifications and packaging and quality control SOPs, and (v) all other necessary documentation and materials owned by Seller and pertaining to the Program, in each case (i)-(v) that are necessary for, or were generated or used by or on behalf of Seller prior to the Effective Date in connection with, the Development, manufacture, commercialization or other exploitation of the Product. For clarity, Other Seller Materials exclude any of the information or materials described in clauses (i)-(v) that were generated in connection with the Development, manufacture, commercialization or other exploitation of, or relate solely to, any product that is not a Product (including but not limited to the pharmaceutical product referred to as Zalviso). For the avoidance of doubt, Other Seller Materials include the information or materials described in clauses (i)-(v) that were generated in connection with the Development, manufacture, commercialization or other exploitation of any Product even if the information or materials were also generated in connection with the Development, manufacture, commercialization or other exploitation of any product that is not a Product (including but not limited to the pharmaceutical product referred to as Zalviso).

“Patent Files” means, with regard to a Program Patent: (i) the complete file histories for such Program Patent; and (ii) all files relating to such Program Patent that are held or maintained on Seller’s behalf by Seller’s outside patent counsel, including all contents of such files, in each case in electronic form.

“Patents” means all United States and foreign patents and utility models, and applications (including provisionals) therefor, including continuations, divisionals, continuations-in-part, renewals, reexaminations, extensions, substitutions, restorations (including supplemental protection certificates), re-issues, and equivalents thereof.

“Payments” means, collectively, the Milestone Payments, the Payments for DoD Marketing (as such term is defined in the Marketing Agreement), the License and Acquisition Income Payments and the Quarterly Payments.

“Payments for DoD Marketing” has the meaning set forth in Section 2.13.

“Payments Report” has the meaning set forth in Section 2.12(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Government Entities.

“Permitted Encumbrance” means: (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable or Taxes being contested in good faith by appropriate proceedings; (b)  materialmens’, mechanics’, workmen’s, repairmen’s and other statutory liens imposed by Law and arising in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (c) Encumbrances that will be released prior to or as of the Closing Date, including all mortgages and security interests securing indebtedness of Seller.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, sole proprietorship, association, labor union, business trust, joint stock company, a Government Entity, joint venture, a trust or other entity or organization.

“Proceeding” means any proceeding, action, arbitration, audit, arbitration, mediation, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, heard or pending by or before, or otherwise involving, any Government Entity, arbitrator or mediator.

“Product” means (a) the pharmaceutical product referred to as: (i) DSUVIA (sufentanil sublingual tablet, 30 mcg, CII) or (ii) DZUVEO (sufentanil sublingual tablet, 30 mcg); or (b) any other single-dose pharmaceutical product for use in medically supervised settings that contains a sublingual tablet that includes sufentanil as the sole active ingredient, as a 30 mcg tablet or other dosage form or strength as reasonably necessary for lifecycle management. For clarity, Product expressly excludes: (x) the pharmaceutical product referred to as Zalviso (sufentanil sublingual tablets, each 15 mcg); (y) any other multi-dose administration system containing sufentanil sublingual tablets (whether as the sole active ingredient or in combination with other active ingredients); and (z) any single-dose formulation of sufentanil for use outside of a medically supervised setting.

“Program” means all of Seller’s activities (including activities performed by any Third Party on behalf of Seller) directed specifically to the Development and manufacture (including synthesis, formulation, finishing, labeling or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of any Product prior to the Closing.

“Program Know-How” means Know-How not included in the Program Patents that is: (i) owned by Seller immediately prior to the Closing; and (ii) necessary for, or is used by Seller as of the Effective Date in connection with, the Development, manufacture (including synthesis, formulation, finishing or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of any Product; but excluding, in any event, any Know-How that is an Excluded Asset.

“Program Patents” means: (i) all patents and patent applications listed on Schedule 3.7(a)(A); (ii) any and all renewals, divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding clause (i), and any patent applications claiming direct or indirect priority to any of the foregoing in the preceding clause (i) or this clause (ii); (iii) all foreign patent applications associated with the patent applications referenced in the preceding clauses (i) and (ii); (iv) all patents issued or issuing from the patent applications referenced in the preceding clauses (i) through (iii); and (v) all reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding clauses (i) through (iv).

“Purchase Price Allocation” has the meaning set forth in Section 5.4(e).

“Quarterly Payment Term” has the meaning set forth in Section 2.12(b).

“Quarterly Payments” has the meaning set forth in Section 2.12(a).

“Regulatory Approval” means any and all approvals (including individual and national price and reimbursement approvals, as applicable), licenses, permits, certificates, registrations, or authorizations of any country, federal, supra-national, state or local regulatory agency, department, bureau or other governmental entity that are necessary to market and sell a pharmaceutical or biological product in any country or jurisdiction in the Territory.

“Regulatory Authority” mean any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, labeling, use, storage, holding, import, export, distribution, promotion, marketing, offer for sale and sale of a pharmaceutical or biological product in any country or jurisdiction in the Territory, including the FDA and EMA.

“Regulatory Materials” means all United States and foreign regulatory applications, submissions and approvals (including all INDs and NDAs, and foreign counterparts thereof, and all Regulatory Approvals) related to any Product, and all correspondence with the FDA and other Government Entity relating to any Product or any of the foregoing regulatory applications, submissions and approvals, that, in each case, (a) are owned by Seller at the Closing Date, whether generated, filed or held by or for Seller or its Affiliates, and (b) are necessary for, or were generated or used by or on behalf of Seller prior to the Effective Date in connection with, the Development, manufacture, commercialization or other exploitation of the Product, but excluding any of the foregoing that that were generated in connection with the Development, manufacture, commercialization or other exploitation of, or relate solely to, any product that is not a Product (including but not limited to the pharmaceutical product referred to as Zalviso). Regulatory Materials include but are not limited to: (i) all adverse event reports and associated data, information and materials relating to adverse experiences with respect to any Product received by Seller; (ii) all written notices, filings, communications or other correspondence between either of Seller, on the one hand, and any Government Entity, on the other hand, relating to any Product, including any safety reports or updates, complaint files and Product quality reviews, and clinical or pre-clinical data derived from clinical studies conducted or sponsored by Seller, which data relates to the Product; and (iii) all other information regarding regulatory activities pertaining to any Product’s compliance with any applicable Laws or regulations of any jurisdiction, including audit reports, corrective and preventive action documentation and reports, and relevant data and correspondence, maintained by or otherwise in the possession of Seller as of the Closing Date; in each case (i)-(iii) to the extent necessary for, or generated or used prior to the Effective Date in connection with, the Development, manufacture, commercialization or other exploitation of the Product, but excluding any of the foregoing described in clauses (i)-(iii) that were generated in connection with the Development, manufacture, commercialization or other exploitation of, or relate solely to, any product that is not a Product (including but not limited to the pharmaceutical product referred to as Zalviso), but including any of the foregoing described in clauses (i)-(iii) that were generated in connection with the Development, manufacture, commercialization or other exploitation of any Product even if the information or materials were also generated in connection with the Development, manufacture, commercialization or other exploitation of any product that is not a Product (including but not limited to the pharmaceutical product referred to as Zalviso).

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Reversion” has the meaning set forth in Section 2.16(b).

“Reversion Assets” has the meaning set forth in Section 2.16(b).

“Reversion Assumed Liabilities” has the meaning set forth in Section 2.16(b).

“Reversion Seller” has the meaning set forth in Section 2.16(b).

“Seller” has the meaning set forth in the Preamble.

“Selling Party” has the meaning set forth in the definition of “Net Sales.”

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax” means (i) any U.S. federal, state, or local or any foreign tax, charge, fee, impost, levy, or other assessment in the nature of a tax of any type, including but not limited to any of the following types: income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, excess profits or windfall profits, inventory, capital stock, license, occupancy, business organization, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA, or FUTA), social security, unemployment, excise, severance, stamp, occupation, real, personal, or intangible property, premiums, business and occupation, customs duties, or other taxes (including estimated taxes), in each case whether or not disputed; (ii) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Taxing Authority with respect to any items described in clause (i), in each case whether or not disputed; and (iii) any liability with respect to any items described in clauses (i) or (ii) payable by reason of Contracts, assumption, transferee liability, successor liability, operation of law, obligations to indemnify, or Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local, or foreign law).

“Tax Claim” has the meaning set forth in Section 5.4(b).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including but not limited to any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Government Entity with any authority regarding the imposition, collection, enforcement or administration of any Tax.

“Territory” means all countries worldwide.

“Third Party” means any Person other than Seller or Buyer or an Affiliate of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Threshold Amount” has the meaning set forth in Section 8.1(b).

“Transaction” means all of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.4(a).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Intellectual Property” means (i) the Program Patents and the Program Know-How and (ii) other than any Excluded Assets, any and all (a) Intellectual Property (other than Patents or Know-How) that is owned and Controlled by Seller or any of its Affiliates on the Closing Date and (b) Intellectual Property that is licensed by Seller or any of its Affiliates from a Third Party on the Closing Date pursuant to an Assigned Contract, that in each case (a) and (b) is necessary for, or is used by Seller as of the Effective Date in connection with, the Development, manufacture (including synthesis, formulation, finishing or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of any Product.

“Transition Services Agreement” has the meaning set forth in Section 2.9(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“TSA Term” has the meaning set forth in Section 5.11.

“TSA Termination Date” has the meaning set forth in Section 5.11.

“United States” means the United States of America and its territories and possessions.

“Withholding Tax Action” has the meaning set forth in Section 2.15.

Section 1.2    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3    Other Definitional Provisions. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean United States Dollars;

(d)    references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” and

(f)    references herein to any gender include each other gender.

ARTICLE II
PURCHASE AND SALE; LICENSE TO SELLER

Section 2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest worldwide, as of the Closing, in and to all assets owned by Seller and necessary for Buyer to Develop, manufacture (including synthesis, formulation, finishing or packaging), use, hold, import, export, market, distribute, sell, offer for sale or otherwise exploit the Products (except for Excluded Assets), whether tangible or intangible, real, personal or mixed, of every kind and description, wherever located (collectively, the “Transferred Assets”), including the following:

(a)    Seller’s rights in and to the Products;

(b)    Seller’s rights in and to all Transferred Intellectual Property, wherever held or registered, and Seller’s right to sue and collect damages related thereto for past, present and future infringement of the Transferred Intellectual Property;

(c)    all Patent Files with respect to the Program Patents;

(d)    all Regulatory Materials;

(e)    the Contracts listed on Schedule 2.1(e) (the “Assigned Contracts”);

(f)    the equipment set forth on Schedule 2.1(f);

(g)    all Inventory, as set forth on Schedule 2.1(g);

(h)    all claims, causes of action, rights of recovery and rights of set-off of any kind and accruing to the benefit of Seller to the extent arising out of the Product or the Transferred Assets; and

(i)    all Other Seller Materials.

Section 2.2    Excluded Assets. Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Seller and its Affiliates shall retain all of their existing right, title and interest in and to, anywhere in the world, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer and its Affiliates hereunder, and the Transferred Assets shall not include, the following (collectively, the “Excluded Assets”):

(a)    any asset or class of assets not explicitly included in the definition of Transferred Assets set forth in Section 2.1;

(b)    any Tax records or Tax documents of Seller (including all Tax returns);

(c)    all rights of Seller to any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets related to Taxes that are Excluded Liabilities;

(d)    all causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, relating to or arising out of any Excluded Liabilities;

(e)    all Contracts other than the Assigned Contracts (the “Excluded Contracts”); and

(f)    all rights of Seller under the Confidentiality Agreement and this Agreement.

Section 2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and agrees to discharge or perform when due the following Liabilities, but only to the extent relating to the period after the Closing and arising after the Closing (the “Assumed Liabilities”):

(a)    all Liabilities of Seller under or primarily relating to the Transferred Assets, including all obligations under the Assigned Contracts to the extent such obligations are required to be performed after the Closing and to the extent such obligations relate to the operation of the Transferred Assets arising after the Closing; provided, however, that Buyer is not assuming any Liabilities of Seller in respect of a breach of or default under any such Assigned Contracts to the extent such breach or default relates to an act, event or condition that existed or occurred prior to Closing;

(b)    any Liabilities for (i) Taxes with respect to the Program and/or the Transferred Assets for any taxable period (or portion thereof) beginning after the Closing Date, (ii) Transfer Taxes for which Buyer is responsible pursuant to Section 5.4(a), and (iii) Taxes for any Straddle Period for which Buyer is responsible pursuant to Section 5.4(c);

(c)    all Liabilities arising out of or relating to the acquisition or maintenance of the Transferred Intellectual Property arising after the Closing;

(d)    all research, Development, manufacturing, registration, commercialization, use, handling, holding, marketing, storage, sale, offer for sale, distribution, import, export or other disposition or exploitation of the Products after the Closing, and all Liabilities arising therefrom; and

(e)    all Liabilities arising from the ownership, operation, maintenance, possession, control, sale, lease, disposition, exploitation or use of the Transferred Assets occurring after the Closing,

in each case of (a) through (e), (i) to the extent with respect to circumstances, actions, events or conditions occurring or existing after the Closing and not arising before or with respect to circumstances, actions, events or conditions occurring or existing before the Closing or resulting from any breach of any Assigned Contract by Seller or any of its Affiliates before the Closing and/or (ii) except as included as an Excluded Liability pursuant to prongs (i)–(vi) of the second sentence of the definition of Excluded Liability. Except as provided in this Section 2.3 and notwithstanding anything to the contrary, Buyer shall not assume, in connection with the Transaction or the transactions contemplated by the Ancillary Agreements, any Liability of Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and Seller shall retain responsibility for all such Liabilities.

For clarity, Buyer’s assumption of Liabilities under this Section 2.3 shall be considered part of the consideration paid for the Transferred Assets.

Section 2.4    Excluded Liabilities. Buyer shall not, by virtue of its purchase of the Transferred Assets or entering into this Agreement, assume any Excluded Liabilities in connection with this Agreement, and Seller shall continue to be responsible for the Excluded Liabilities. For clarity, Buyer shall not assume any Liabilities for any action taken or not taken by Seller, by anyone on behalf of Seller or by anyone who has received rights related to the Product, in each case before the Closing, including but not limited to any offers for sale, sales or deliveries of the Product, and such Liabilities will not be Assumed Liabilities, but will be considered Excluded Liabilities, in each case.

Section 2.5    Payments to Seller. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, (i) at the Closing, in addition to the assumption of the Assumed Liabilities, Buyer shall pay to Seller an amount in cash equal to the total cost of the Inventory set forth in Schedule 2.1(g), as such exhibit is updated by Seller at the Closing, and (ii) Buyer shall make, as and when due, the Payments.

Section 2.6    Closing. The Closing shall take place through the exchange of executed documents electronically on the second Business Day following the date on which the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties hereto may mutually agree in writing. The Closing shall be effective as of 12:01 a.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

Section 2.7    Intentionally Omitted.

Section 2.8    Intentionally Omitted.

Section 2.9    Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)    a Bill of Sale and General Assignment and Assumption Agreement, to transfer the Transferred Assets to Buyer and to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Assigned Contract, substantially in the form of Exhibit A (the “General Assignment and Assumption Agreement”), duly executed by Buyer;

(b)    an intellectual property assignment agreement to transfer ownership of the Transferred Intellectual Property that is owned by Seller or any of its Affiliates to Buyer substantially in the form of Exhibit B (the “IP Assignment”), duly executed by Buyer;

(c)    a Transition Services Agreement, in a form agreed by Buyer and Seller as of the Closing Date (the “Transition Services Agreement”), duly executed by Buyer;

(d)    an intellectual property agreement to license back certain rights in the Transferred Intellectual Property to Seller and to govern the prosecution and enforcement of Program Patents, in a form agreed by Buyer and Seller as of the Closing Date (the “IP Agreement”), duly executed by Buyer;

(e)    a marketing agreement, in a form agreed by Buyer and Seller as of the Closing Date (the “Marketing Agreement”), duly executed by Buyer;

(f)    the certificate to be delivered pursuant to Section 6.2(c);

(g)    copies of the letters to be delivered pursuant to Section 5.10(a)(ii); and

(h)    such other documents as Seller may reasonably request for the purpose of facilitating the consummation or performance of the Transaction.

Section 2.10    Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)    the General Assignment and Assumption Agreement, duly executed by Seller;

(b)    the IP Assignment, duly executed by Seller;

(c)    the Transition Services Agreement, duly executed by Seller;

(d)    the IP Agreement, duly executed by Seller;

(e)    the Marketing Agreement, duly executed by Seller;

(f)    a Bill of Sale for the Inventory, duly executed by Seller;

(g)    amendments, in a form reasonably acceptable to Buyer, to the License and Commercialization Agreement between Seller and Laboratoire Aguettant (“Aguettant”), effective as of July 14, 2021, and to the Supply Agreement between Seller and Aguettant, effective as of December 6, 2021 (such agreements, the “Aguettant Agreements” and such amendments, the “Aguettant Amendments”);

(h)    copies of all Contract Consents set forth on Schedule 2.10(h);

(i)    evidence, in form and substance reasonably satisfactory to Buyer, that all outstanding Encumbrances (other than Permitted Encumbrances) against any of the Transferred Assets have been released;

(j)    a certificate of the Secretary of the Seller certifying and attaching all requisite resolutions or actions of the Seller’s governing body approving the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Transaction and the transactions contemplated hereby and by the Ancillary Agreements, and certifying to the incumbency and signatures of the officers of the Seller executing this Agreement and any other document relating to the Transaction;

(k)    copies of the letters to be delivered pursuant to Section 5.10(a)(ii);

(l)    an IRS Form W-9 duly executed by Seller;

(m)    the certificate to be delivered pursuant to Section 6.1(c);

(n)    an updated Schedule 2.1(g) reflecting the Inventory as of the Closing;

(o)    a thumb drive, compact disc or other format acceptable to Buyer in its sole discretion containing all files uploaded to the Data Room, without password protection, without watermark, and in an easily-accessible format (e.g., .docx, .pdf, .xlsx); and

(p)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of the Transaction.

Section 2.11    Milestone Payments for Milestone Event.

(a)    Following the first occurrence of each of the events set forth in the table below (each, a “Milestone Event”), Buyer shall pay to Seller the non-refundable, non-creditable milestone payment corresponding to such Milestone Event no later than thirty (30) calendar days after the end of the calendar quarter in which such Milestone Event is first achieved. In determining whether a Milestone Event has been reached, Seller shall only receive credit for [***] of the Annual Net Sales made by or on behalf of Buyer or any other Selling Party to DoD but will receive full credit for all other Annual Net Sales made by or on behalf of Buyer or any other Selling Party (such [***] of Annual Net Sales to DoD plus all other Annual Net Sales, the “Adjusted Annual Net Sales”). By way of example, if the Annual Net Sales made by Buyer are $[***], and $[***] of those Annual Net Sales are attributable to DoD, then, for purposes of calculating Adjusted Annual Net Sales for the determination of achieving a Milestone Event, the Adjusted Annual Net Sales shall be $[***] total with $[***] ($[***]%) attributable to DoD sales and $[***] for sales to others. Notwithstanding the foregoing, for any Net Sales based on sales to DoD that are not subject to Payments for DoD Marketing under the Marketing Agreement, 100% of such Net Sales will be included in Annual Net Sales for purposes of determining whether a Milestone Event has been reached. For clarity, the Milestone Events are additive, such that if more than one Milestone Event is achieved in the same time period, then the Milestone Payments for all such Milestone Events shall be payable. For clarity, the total aggregate Milestone Payments payable hereunder if all Milestone Events are achieved is One Hundred Sixteen Million Five Hundred Thousand Dollars ($116,500,000). For purposes of clarity, sales made by Seller in accordance with the Transition Services Agreement will be booked by Buyer and included in the calculation of Adjusted Annual Net Sales.

Milestone Event	Milestone Payment
1. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
2. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
3. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
4. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
5. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
6. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
7. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
8. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]
9. The aggregate amount of Adjusted Annual Net Sales of all Products in the Territory first exceeds [***]	$[***]

(b)    Termination of Milestone Payments. All Milestone Payments will terminate at payment of aggregate Milestone Payments of One Hundred Sixteen Million Five Hundred Thousand Dollars ($116,500,000) by Buyer to Seller under this Section 2.11. Net Sales for a given Product in a given country for which the Quarterly Payment Term has expired will not be included in the Annual Net Sales for purposes of the Milestone Events or Milestone Payments.

Section 2.12    Quarterly Payments.

(a)    Quarterly Payments. Buyer will make payments every quarter in an amount equal to 15% of Net Sales by or on behalf of Buyer or any other Selling Party for sales or other disposition of any Product to any Person other than DoD (“Quarterly Payments”); provided that, subject to Section 2.12(b), for any Net Sales based on sales to DoD that are not subject to Payments for DoD Marketing under the Marketing Agreement, such Net Sales will be subject to Quarterly Payments.

(b)    Continuation and Termination of Quarterly Payments. Quarterly Payments shall be paid on a country-by-country and Product-by-Product basis beginning on the Closing Date and, with respect to a country and a Product, continuing until occurrence of all of the following: (1) a Generic Equivalent of such Product is first sold in such country; and (2) the unit sales of all Generic Equivalents of such Product in such country exceed [***] of the sum of unit sales of such Product plus unit sales of all Generic Equivalents of such Product in such country, as such unit sales are determined by IQVIA or alternative agreed by Buyer and Seller in writing (the “Quarterly Payment Term”).

(c)    Reports and Timing of Payment. Within thirty (30) calendar days following the end of each calendar quarter during the period in which Quarterly Payments accrue, Buyer shall provide Seller with a report of Net Sales of Product sold (i.e., invoiced) to an entity (but excluding sales to DoD unless sales to DoD are subject to Quarterly Payments pursuant to Section 2.12(a)), each in sufficient detail to permit confirmation of the accuracy of the Quarterly Payments made, including, on a Product-by-Product and country-by-country basis: the number of Products sold; the gross sales and Net Sales of each Product (including a calculation of all deductions made); the Quarterly Payments payable; and the method used (including exchange rate) to calculate the Quarterly Payments (the “Payments Report”). Any Quarterly Payment due to Seller will be paid on the date of delivery of such Payments Report, but in any event no later than the thirtieth (30th) calendar day following the end of each applicable calendar quarter. In the event that either party determines that the calculation of Net Sales for a calendar quarter deviates from the amounts previously reported to Seller for any reason (such as, on account of additional amounts collected or Product returns), Buyer and Seller shall reasonably cooperate to promptly reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements.

Section 2.13    Marketing Agreement. Notwithstanding anything to the contrary herein, from and after the Closing, Seller shall have the exclusive right to market and offer the Products for sale to DoD pursuant to the Marketing Agreement. Pursuant to the Marketing Agreement, Buyer will pay to Seller non-refundable, non-creditable payments in an amount equal to 75% of Net Sales of Products sold or otherwise disposed of by or on behalf of Buyer or any Selling Party to DoD (“Payments for DoD Marketing”). If for any calendar quarter, the Payments for DoD Marketing exceed the Gross Profit for such calendar quarter, then [***]. The determination of whether Payments for DoD Marketing exceed Gross Profits will be made without taking into account [***]. Consider the following example:

●	[***]

Section 2.14    License and Acquisition Income Payments.

(a)    License and Acquisition Income Payment Amount. Buyer will pay to Seller an amount equal to [***] of any License and Acquisition Income. For clarity, in the event of a sale or transfer of ownership with respect to the Transferred Assets comprising a series of related transactions, Buyer’s payment obligation under this Section 2.14(a) shall pertain to the totality of such related transactions. For clarity, this  shall not apply to a Change of Control Transaction (and any consideration received thereunder) involving Buyer or its Affiliates.

(b)    License and Acquisition Income Reports and Payment. Within seven (7) calendar days (i) following the effective date of an applicable license grant to a Third Party if any License and Acquisition Income is anticipated to be earned as a result thereof, or (ii) following the closing date of an applicable sale or transfer of any ownership interest transaction with respect to the Transferred Assets if any License and Acquisition Income is anticipated to be earned as a result thereof, Buyer will provide to Seller a true and complete copy of the applicable Contract (including any subsequent amendments thereto) (provided that Buyer may redact from such copies any confidential or proprietary information that is not reasonably necessary for Seller to ascertain its entitlement to payments hereunder). Within thirty (30) calendar days following the end of any calendar quarter in which there is License and Acquisition Income, Buyer shall provide Seller with a report containing the following information for such calendar quarter (the “License and Acquisition Income Report”): the amount of any License and Acquisition Income, a calculation of the payment due on such License and Acquisition Income and, if not previously provided, a true and complete copy of each applicable Contract (including any subsequent amendments thereto) pursuant to which any License and Acquisition Income has been earned (provided that Buyer may redact from such copies any confidential or proprietary information that is not reasonably necessary for Seller to ascertain Buyer’s compliance with its payment obligations hereunder). Any License and Acquisition Income Payments due to Seller will be paid on the date of delivery of such report, but in any event no later than the 30th calendar day following the end of each applicable calendar quarter.

Section 2.15    Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement only such Taxes as Buyer is required to deduct or withhold therefrom under any applicable Law and shall pay the amounts deducted or withheld to the appropriate Taxing Authority. At least three (3) Business Days prior to any such deduction or withholding, Buyer shall provide written notice to Seller, together with reasonably sufficient details regarding the nature of the relevant Tax to be deducted or withheld. If any valid reduction of or exemption from such Tax is available under applicable Law, Buyer shall cooperate with Seller to the extent commercially reasonable to obtain any such reduction or exemption. The parties hereto agree to provide each other with commercially reasonably requested assistance to enable the Transaction to qualify for such reduction or exemption, which assistance shall include, but is not limited to, provision of any Tax forms and other information that may be reasonably necessary in order for Buyer to validly not deduct or withhold Tax or to deduct or withhold Tax at a reduced rate under an applicable bilateral income Tax treaty and the redaction of sensitive information. To the extent Taxes are required to be deducted or withheld from amounts payable or otherwise deliverable pursuant to this Agreement under applicable Law, Buyer will: (a) deduct or withhold those Taxes from such amounts, (b) properly remit those Taxes to the appropriate Taxing Authority, and (c) send evidence of the obligation, together with proof of Tax payment, to Seller on a reasonable and timely basis following such payment. To the extent any such Taxes are so deducted or withheld and properly remitted to the appropriate Taxing Authority, such Taxes shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary contained herein, if Buyer (or any of its Affiliates or assignees) is required by applicable Law to deduct or withhold any Taxes from any amounts payable or otherwise deliverable pursuant to this Agreement, and if such obligation arises or is increased solely as a result of any action by Buyer (or any of its Affiliates or assignees) after the Closing Date, including, without limitation, any assignment of this Agreement by Buyer, any change in the tax residency of Buyer, any change in the entity paying or otherwise delivering any amounts pursuant to this Agreement, and any failure of Buyer to comply with applicable Law (each, a “Withholding Tax Action”), such amounts shall be increased as necessary so that, after all required deduction or withholding (including any deduction or withholding applicable to additional amounts payable under this Section 2.15), the Person in respect of which such deduction or withholding was made receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred.

Section 2.16    Diligence; Reversion Right.

(a)    Buyer shall, and shall cause each Selling Party to, use Commercially Reasonable Efforts to maintain Regulatory Approvals for and commercialize a Product in the United States. “Commercially Reasonable Efforts” means, with respect to the efforts expended by a Person with respect to a particular objective, that level of efforts and resources consistent with commercially reasonable practices of a company in the pharmaceutical industry with respect to the research, Development or commercialization of a pharmaceutical product at a similar stage of research, Development or commercialization.

(b)    If the Buyer (together with other Selling Parties, taken as a whole) fails to commercialize, sell and distribute any Product within [***], then all rights granted to Buyer pursuant to this Agreement shall, upon Seller’s written notice to Buyer of such failure, revert back to Seller (“Reversion”). If the Reversion occurs, then (i) Buyer shall, and shall cause its applicable Affiliates and designees and all other Persons that own or otherwise hold any rights, interests or assets to be conveyed in the Reversion (each, a “Reversion Seller”) to, as promptly as practicable sell, convey, transfer, assign and deliver, without consideration other than Seller’s or its designated Affiliates’ assumption of the Reversion Assumed Liabilities (as defined in this Section), to Seller or its designated Affiliates, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the Reversion Sellers’ right, title and interest in and to all of the following (collectively, the “Reversion Assets”): (A) all Transferred Assets other than the Inventory, (B) all remaining inventories of the Products, and (C) all rights and assets to the extent assignable (including Intellectual Property, Regulatory Materials, Contracts and other necessary documentation and materials pertaining to the Products) developed or acquired by a Reversion Seller after the Closing Date that are used primarily for the Development and manufacture (including synthesis, formulation, finishing, labeling or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of one or more Products. In connection with the Reversion: (i) Reversion Sellers shall be responsible, at their own cost and expense, for obtaining all Authorizations necessary to consummate the Reversion; (ii) Seller or its designated Affiliates will assume all liabilities arising out of the Reversion Assets from and after the effective date of the Reversion (but excluding any such liabilities arising out of any noncompliance with Law or any breach or violation of or failure to perform under any Reversion Asset by any Reversion Seller) (collectively, the “Reversion Assumed Liabilities”); and (iii) each Reversion Seller and Seller or its designated Affiliates shall cooperate with one another and use its commercially reasonable efforts to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things commercially reasonable to consummate the Reversion as promptly as practicable. Seller’s rights under this Section 2.16(b) shall not limit, diminish or otherwise impair in any respect any other rights or remedies to which Seller is entitled under this Agreement with respect to any breach by Buyer of any of its obligations hereunder. As the result of a Reversion, Seller shall have no right to market or promote the Product using Buyer’s name or NDC number.

Section 2.17    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country in which Net Sales were made as published by the Wall Street Journal, Eastern Edition (or such other source agreed in writing by the parties), during the calendar quarter for which a payment is due. All payments owed under this Agreement to Seller shall be made by wire transfer to a bank and account designated in writing by Seller at least two (2) Business Days prior to applicable payment date, unless otherwise specified in writing by Seller.

Section 2.18    Audit. For a period of [***] following the end of the calendar quarter to which they pertain, Buyer shall, and shall require each Selling Party to, keep complete and accurate records pertaining to the sale or other disposition of Products and License and Acquisition Income in sufficient detail to permit Seller to confirm the accuracy of the Payments due hereunder and under the Marketing Agreement, including Buyer’s Cost of Goods Sold for the Product. Seller, at its sole cost and expense, shall have the right to cause a Third Party independent, certified public accountant to audit such records to confirm Net Sales, Cost of Goods Sold and/or Payments for a period covering not more than the preceding [***]. Such audits may be conducted during normal business hours upon reasonable prior written notice to Buyer, but no more than frequently than [***]. No accounting period of Buyer shall be subject to audit more than one time by Seller, unless after an accounting period has been audited by Seller, Buyer restates its financial results for such accounting period, in which event Seller may conduct a second audit of such accounting period in accordance with this Section 2.18. Prompt adjustments (including remittances of underpayments with interest from the date originally due as provided in Section 2.19 or overpayments disclosed by such audit) shall be made by the parties to reflect the results of such audit. Seller shall bear the full cost of such audit unless such audit discloses an underpayment by Buyer of [***] or more of the amount of Payments due for the period audited under this Agreement or the Marketing Agreement, or an overstatement of Cost of Goods Sold, in which case Buyer shall bear the reasonable cost of such audit. Seller acknowledges and agrees that Buyer shall, at its sole discretion, be permitted to withhold commercially sensitive information or data subject to privilege from the records used to conduct audit(s) pursuant to this Section 2.18 to the extent such information or data is not necessary to confirm the accuracy of the Payments due hereunder or Cost of Goods Sold reported by Buyer.

Section 2.19    Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the lesser of: (i) [***]; or (ii) the maximum legal annual interest rate. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment.

Section 2.20    Post-Closing Transfers; Product Returns; Chargebacks.

(a)    Following the Closing, the parties shall cooperate with each other to identify any assets that were not transferred as part of the Transferred Assets at the Closing but that, pursuant to the provisions of this Agreement, were required to be transferred (the “Nontransferred Assets”). To the extent any Nontransferred Assets are identified, Seller shall promptly take all actions to transfer such Nontransferred Assets to Buyer. In the event Seller is required to obtain the consent of any Person prior to the transfer of any Nontransferred Asset, then Seller shall use its commercially reasonable efforts to promptly obtain such consent, and upon obtaining such approval or consent, shall promptly transfer such Nontransferred Asset to Buyer. In the event Seller is unable to obtain such consent, then Seller and Buyer shall discuss in good faith an appropriate resolution for the transfer of the economic benefit of such Nontransferred Asset to Buyer.

(b)    This Agreement shall not be construed as an agreement to assign any Assigned Contract that by its terms is not capable of being assigned without the consent of the counterparty thereto, unless and until such consent is obtained. Seller shall use commercially reasonable efforts, and Buyer shall cooperate reasonably with Seller, for a period of [***] after the Closing Date to obtain such consents. In the event any such consents have not been obtained prior to the Closing Date, Seller will cooperate with Buyer in any lawful and economically feasible arrangement, at Buyer’s sole cost and expense, to provide that Buyer shall receive the interest of Seller in the benefits under any such Assigned Contract, if feasible and at Buyer’s sole cost and expense, as agent; provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consents had been obtained.

(c)    All returned Products that were sold by Seller prior to the Closing Date shall be the responsibility of Buyer, and/or its successors and assigns; provided that to the extent Buyer incurs payments to wholesalers in connection with such returns in an amount exceeding $[***], Seller will reimburse the amounts paid by Buyer to such wholesalers in connection with such returns. All returned Products that were sold by Buyer after the Closing Date shall be the responsibility of Buyer and shall be sent to Buyer. Returns will be processed by Seller in accordance with the current returned goods policy provided to Buyer prior to the Closing. Returns will be processed by Buyer in accordance with the returned goods policy provided to Seller prior to the Closing.

(d)    Buyer shall be responsible for processing all Chargebacks related to the Product sold by Seller prior to Closing and shall bear 100% of the cost of any such Chargebacks; provided that to the extent Buyer incurs payments in connection with such Chargebacks in an amount exceeding $[***], Seller will reimburse the amounts paid by Buyer in connection with such Chargebacks. Buyer shall be responsible for processing all Chargebacks related to the Product sold on or after Closing and shall bear 100% of the cost of any such Chargebacks.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows, except as otherwise explicitly set forth on Schedule 3 delivered by Seller to Buyer in connection with the execution of this Agreement:

Section 3.1    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Program requires the Seller to be so qualified or in good standing, as the case may be.

Section 3.2    Corporate Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the Transaction and the transactions contemplated by the Ancillary Agreements have been duly and validly authorized by all requisite corporate and shareholder action on the part of Seller and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder, or the consummation of the Transaction and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of Transaction and the transactions contemplated by the Ancillary Agreements, do not and will not violate any provision of the Organizational Documents of Seller. The Organizational Documents of Seller that have previously been furnished to the Buyer reflect all amendments thereto and are correct and complete. This Agreement and the Ancillary Agreements, when executed and delivered by Buyer, will constitute valid and legally binding obligations of Seller enforceable against it in accordance with the terms hereof and thereof. This Agreement has been, and each of the other Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes, and each of the other Ancillary Agreements to which Seller is a party when so executed and delivered will constitute, legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms. The Person(s) signing this Agreement and the other Ancillary Agreements on behalf of Seller has been duly authorized to execute and deliver this Agreement and the other Ancillary Agreements.

Section 3.3    Title to and Sufficiency of Transferred Assets. Seller has good and marketable title to, or a valid leasehold interest in, the Transferred Assets, free and clear of any Encumbrances (other than Permitted Encumbrances). Other than the Excluded Assets, the Transferred Assets include all tangible and intangible property and assets owned or, in the case of Licensed Intellectual Property, in-licensed by Seller that are (a) necessary and sufficient for the continued conduct of Seller’s business as it relates to the Product and the Program after Closing in the same manner as conducted prior to Closing or (b) necessary for Buyer to Develop, manufacture (including synthesis, formulation, finishing or packaging), use, hold, import, export, market, distribute, sell, offer for sale or otherwise exploit the Products as such Products exist and as such activities are being conducted by Seller as of the Effective Date. The transfer of the Transferred Assets hereunder conveys to the Buyer good, valid and indefeasible title to the Transferred Assets (other than the Licensed Intellectual Property), free and clear of any Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 3.3, there are no assets of Seller or any other Person used in the Program or necessary for the Product as in existence as of the Effective Date other than the Transferred Assets (and the Excluded Assets), and except for the Licensed Intellectual Property, no Transferred Assets are owned or held by any Person other than Seller.

Section 3.4    Inventory. All Inventory and packaging to be included in the Transferred Assets consists of quality and quantity usable or salable in the ordinary course of business and none of the finished goods in the Inventory to be delivered to Buyer was manufactured more than twelve (12) months prior to delivery to Buyer. All items of finished goods inventory included in the Inventory have a minimum shelf life as set forth on Schedule 3.4, and all items of unfinished goods included in the Inventory that have an expiration date have a minimum shelf life or retest of twelve (12) months from the Closing Date. Seller is not in possession of any Product inventory not owned by Seller. None of the Inventory is obsolete, damaged, or defective, and all Inventory conforms in all respects to all applicable specifications and has been manufactured, labeled, tested, quality released, handled and stored in accordance with all United States manufacturing practices. No item of Inventory has been misbranded or adulterated within the meaning of the FDCA.

Section 3.5    No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the consummation of the Transaction and the transactions contemplated by the Ancillary Agreements will not, directly or indirectly, with or without notice or lapse of time: (a) conflict with or violate any provision of the Organizational Documents of Seller; (b) conflict with or violate any Law applicable to Seller or by which any of the Transferred Assets or Seller is bound or affected; (c) contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of or the exercise of any remedy under, any Contract to which Seller is a party or by which Seller is bound or to which any Transferred Asset is subject or under which Seller has any rights or the performance of which is guaranteed by Seller, or result in the creation of an Encumbrance on any of the Transferred Assets or Assigned Contracts (other than Permitted Encumbrances); or (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or Order that is to be included in the Transferred Assets or is held by Seller and relates to the Transferred Assets.

Section 3.6    Required Filings and Consents. The execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the consummation of the Transaction and the transactions contemplated by the Ancillary Agreements will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Government Entity, except for the letters to the applicable Regulatory Authorities and filings under applicable securities laws or rules of the applicable stock exchange set forth in Section 5.10(a).

Section 3.7    Intellectual Property.

(a)    Disclosure and Ownership of Program Patents. Schedule 3.7(a), part A lists all of the Program Patents, setting forth in each case the jurisdictions in which the Program Patents have been filed. Except as set forth on Schedule 3.7(a), Seller has a valid, legally enforceable, and exclusive right to use and license all Program Patents. Schedule 3.7(a), part B lists all Marks, setting forth in each case the jurisdictions in which such trademarks and trademark applications have been filed. Except as set forth on Schedule 3.7(a), Seller has a valid, legally enforceable, and exclusive right to use and license all of such trademarks. Neither Seller nor any of its Affiliates has received any written notice of and has no Knowledge of any basis for any inventorship challenge, interference, invalidity or unenforceability with respect to Program Patents.

(b)    Ownership of and Right to Use Program Know-How; No Encumbrances. Seller has good and valid title to, free and clear of all Encumbrances (other than the Assumed Liabilities and those arising under the Assigned Contracts and Permitted Encumbrances), or a valid, legally enforceable right to use and license, the Program Know-How.

(c)    Warranty with Respect to Intellectual Property. Seller warrants that the Transferred Intellectual Property are all the intellectual property rights owned by or licensed to Seller that are used in or necessary for the Development, manufacture (including synthesis, formulation, finishing or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of the Product as such Product exists and as such activities are being conducted by Seller as of the Effective Date.

(d)    No Conflicting Third Party Rights in Transferred Intellectual Property.

(i)    No Employee Ownership. No current or former officer, director, or employee of Seller or any of its Affiliates or, to Seller’s Knowledge, any consultant of Seller or any of its Affiliates, has any right, title or interest in, to or under any Transferred Intellectual Property developed by such person in the course of providing services to Seller or any of its Affiliates that has not been irrevocably assigned, transferred or licensed to Seller or any of its Affiliates.

(ii)    No Challenges. Neither Seller nor its Affiliates has received any written communication from any Person challenging or threatening to challenge, nor is Seller or its Affiliate a party to any pending and served proceeding or, to Seller’s Knowledge, pending but not served proceeding in which any Person is challenging Seller’s or its Affiliate’s ownership of, or right to use and license, any Transferred Intellectual Property.

(iii)    No Restrictions. Seller and its Affiliates are not subject to any outstanding Order or stipulation restricting in any manner the use, transfer or licensing of the Transferred Intellectual Property by Seller or any of its Affiliates.

(e)    No Notice of Infringement of Third Party IP Rights. Seller has not received any written notice of any, and to Seller’s Knowledge, there are no, claims, judgments, or settlements against, or amounts with respect thereto, owed by Seller or any of its Affiliates relating to the Transferred Intellectual Property. To Seller’s Knowledge, no claim or litigation has been brought or threatened against Seller by any Person alleging that the Program or any Product has infringed, misappropriated or otherwise violated any Intellectual Property right of another Person.

(f)    Third Party Infringement. To Seller’s Knowledge, none of the Transferred Intellectual Property owned by or licensed to Seller is being infringed by any Third Party. Seller has not given any notice to any Person asserting infringement or misappropriation by any such Person of any of the Transferred Intellectual Property in a manner that relates specifically to any Product.

(g)    Confidentiality. Each of Seller and its Affiliates has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of the Program Know-How.

(h)    Employee, Consultant and Contractor Agreements. All current and former employees, consultants and contractors of Seller or its Affiliates who are or were involved in, or who have contributed to, the creation or Development of any Transferred Intellectual Property owned by Seller or its Affiliates have executed and delivered to Seller or its Affiliates a written agreement regarding the protection of proprietary information and assignment to the Seller of any intellectual property rights in such Transferred Intellectual Property arising from services performed by such Persons. To the Seller’s Knowledge, no current or former employee, consultant or contractor is in violation of any term of any such agreement.

Section 3.8    Contracts and Licenses.

(a)    Schedule 3.8(a) contains a true and accurate list of all material Contracts, including the Assigned Contracts, pursuant to which Seller enjoys any right or benefit or undertakes any obligation exclusively related to the Transferred Assets or the Program, other than (i) non-disclosure agreements; (ii) licenses granted to the Seller for off-the-shelf software; (iii) invention assignment agreements with employees, consultants and contractors that assign or grant to Seller or its Affiliate ownership of inventions and intellectual property developed in the course of providing services to Seller or its Affiliate by such employees, consultants and contractors; and (iv) the Excluded Contracts. Each of the Assigned Contracts is valid and binding on Seller or its Affiliate in accordance with its terms and is in full force and effect and enforceable by Seller or its Affiliate in accordance with its terms. Except as set forth on Schedule 3.8(a), no consents are necessary for the effective assignment to and assumption by the Buyer of any of the Assigned Contracts or the consummation of the Transaction (the “Contract Consents”). Except as set forth on Schedule 3.8(a), no Assigned Contract fails to comply in any material respect with any Healthcare Laws.

(b)    The consummation of the Transaction will not, in and of itself, result in a breach by Seller of any Assigned Contract.

(c)    Except as set forth in Schedule 3.8(c), there exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, may contravene, conflict with, or result in a violation in any material respect or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract, and Seller has neither given nor received from any other Person any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assigned Contract identified in Schedule 3.8(a). Except as set forth in Schedule 3.8(c), Seller has not received written notice of, and has no Knowledge of any intent to effect, the acceleration, cancellation, modification or termination of any Assigned Contract. True, correct and complete copies of all Assigned Contracts, including all amendments thereto, have been made available to Buyer in the Data Room.

Section 3.9    Taxes.

(a)    All Tax Returns required to be filed by Seller with respect to the Program or the Transferred Assets have been timely filed and such Tax Returns are true and correct in all material respects. All Taxes due and owing by Seller with respect to the Program or the Transferred Assets have been fully and timely paid. Seller has withheld all applicable Taxes required to be withheld in respect of payments arising in connection with the Program or the Transferred Assets to any employee, independent contractor, shareholder, creditor or any other Third Party and has fully and timely remitted all such withheld Taxes to the appropriate Taxing Authority.

(b)    There are no Encumbrances for unpaid Taxes on the Transferred Assets (other than Encumbrances for Taxes not yet due and payable or being contested in good faith).

(c)    Seller has not received any written notice from any Taxing Authority of any Tax deficiency, Tax audit or examination, or other Tax proceeding that relates to Taxes with respect to the Program or the Transferred Assets, which deficiency, audit, examination or proceeding has not been resolved or settled in full with no remaining unpaid Tax assessment or deficiency, nor is any such audit, examination or proceeding currently pending.

(d)    None of the Transferred Assets are “section 197(f)(9) intangibles” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i)).

Section 3.10    Compliance with Laws. Seller is not in conflict with or in default or violation of any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ of any Government Entity (collectively, “Orders”) affecting or relating to the Transferred Assets, the Program, the Assumed Liabilities or the Product, or the Laws of any Government Entity affecting or relating to the Transferred Assets. Seller has not received from any Government Entity any notification in writing with respect to possible conflicts, defaults or violations of Laws affecting or relating to the Transferred Assets or the Product. Seller is and has been in compliance in all material respects with all Laws and Orders that are imposed or issued by any Government Entity applicable to the Transferred Assets, the Program and/or the Product. No event has occurred or circumstances exist that (with the giving of notice or lapse of time or both) would result in a violation by Seller in any material respect with any such Laws or Orders.

Section 3.11    Claims and Proceedings. There is no outstanding Order of any Government Entity against or involving the Transferred Assets, the Program, the Product or the Assumed Liabilities or for product liability, breach of warranty, defective product or service, back charge, additional work, or other claims by any third party (whether or not based on contract or tort and whether or not relating to personal injury, including death, property damage or economic loss) arising from the Program or related to the Products or Transferred Assets. There is no action, suit, litigation, Order, claim or counterclaim or legal, administrative or arbitral Proceeding or investigation, pending or, to the Seller’s Knowledge, (i) threatened against or involving the Transferred Assets, the Program, the Product, Seller’s business or the Assumed Liabilities and/or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and to Seller’s Knowledge, there are no existing facts or circumstances that would reasonably be expected to result in such an action, suit, litigation, Order, claim or counterclaim or legal, administrative or arbitral Proceeding or investigation in connection with the Program, the Product, the Assumed Liabilities or the Transferred Assets.

Section 3.12    Regulatory Compliance; Permits.

(a)    Except as set forth on Schedule 3.12(a), neither Seller nor, to Seller’s Knowledge, any contract manufacturer of Seller has received any written notice, regulatory communication, request for information, demand letter, or other written communication, including warning letters, untitled letters, It Has Come To Our Attention letters or FDA Form 483 Notices of Inspectional Observations from any Government Entity (i) contesting the Regulatory Approval of, the uses of or the manufacture (including synthesis, formulation, finishing, labeling or packaging), holding, marketing, offer for sale, sale, distribution, export, import and promotion of any Product; or (ii) otherwise alleging any violation of any Laws by the Seller or any contract manufacturer of Seller with respect to any Product.

(b)    All Development, manufacturing and commercialization activities conducted or sponsored by the Seller regarding the Program were and continue to be conducted in compliance in all material respects with all Governmental Authorizations and applicable Laws, including those related to good clinical practice (including 21 CFR Parts 54 and 312), good laboratory practice (including 21 CFR Part 58), good manufacturing practice (including 21 CFR Parts 210 and 211), the protection of human study subjects (including 21 CFR Parts 50, 56 and 312) and safety reporting (including 21 CFR §§ 312.32 and 314.80). There has not been, nor is there currently under consideration by Seller or any of its Affiliates, any recall or warning in respect of any Product. To Seller’s Knowledge, there has not been, nor is there currently under consideration by any Government Entity, any recall or warning in respect of any Product. Neither Seller nor any of its Affiliates has received any notice that any Government Entity has (i) commenced or threatened to initiate any action to withdraw its approval or request the recall of any Product, or (ii) commenced or threatened to initiate, any action to enjoin the manufacture, sale, or use of any Product.

(c)    No Product is under consideration by the Seller or, to Seller’s Knowledge, its contract manufacturers, its customers or by the FDA or similar foreign Government Entity for a recall, withdrawal, suspension, seizure or discontinuation, or has been recalled, withdrawn, suspended, seized or discontinued by the Seller, its contract manufacturers or its customers in any part of the world (whether voluntarily or otherwise).

(d)    All data, information and representations made by Seller and contained in any submission to, or communications with, the FDA or other similar foreign Government Entity regarding the Program were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA or other similar foreign Government Entity (or were corrected in or supplemented by a subsequent filing) and, to the Knowledge of the Seller, remain so currently. The Seller is not the subject of any pending or, to the Knowledge of the Seller, threatened investigation regarding any Product by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or similar policy enforced by any other similar Government Entity. With regard to the Program, the Seller has not, nor has, to the Knowledge of the Seller, any officer, employee or agent of the Seller made an untrue statement of material fact to the FDA or any other similar Government Entity, failed to disclose a material fact required to be disclosed to the FDA or any other similar Government Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other similar Government Entity to invoke the FDA Fraud Policy or any similar policy.

(e)    Seller has obtained and has in force all material Permits necessary to conduct the Program and own and operate the Transferred Assets in the places and in the manner in which the Program is now operating. Schedule 3.12(e) contains a complete and accurate list of all such Permits. Seller is, and has been, in compliance in all material respects with all such Permits. Seller has not received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit. Prior to the Effective Date, Seller made available to Buyer in the Data Room true and complete copies of all such Permits.

Section 3.13    Product Financial Information. Seller has provided in the Data Room under Additional DD requests > Acella Requests > Schedules the following financial materials for the year ended December 31, 2021, and for the nine (9) month period ended September 30, 2022: (A) sales in units and sales value of the Product, (B) returns and allowances recorded within net sales of the Product, (C) actual returns of the Product received in units and value, (D) direct cost of sales of the Product recorded within cost of goods sold, and (E) disputed customer accounts receivable recorded on Seller’s balance sheet at December 31, 2021 and September 30, 2022. The net sales and cost of goods sold information are derived from and reconcile to the specific financial line items in Seller’s publicly filed financial statements.

Section 3.14    Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.14, since September 30, 2022, Seller has conducted the Program in the ordinary course of business consistent in all material respects with past practices, and there has not been any:

(a)    event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Program except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(c)    transfer, assignment, sale or other disposition of any of the Transferred Assets, except for the sale of inventory in the ordinary course of business;

(d)    cancellation of any debts or claims related to the Transferred Assets or amendment, termination or waiver of any rights constituting Transferred Assets;

(e)    material damage, destruction or loss, or any material interruption in use, of any Transferred Asset, whether or not covered by insurance;

(f)    imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets;

(g)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Program for an amount in excess of $[***], individually (in the case of a lease, per annum) or $[***] in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(h)    Contract or agreement related to the Program entered into outside the ordinary course of business;

(i)    cancellation or notification of the intent to cancel any Contract related to the Program as a result of the Transaction;

(j)    sold, assigned, transferred, exclusively licensed or conveyed, any Transferred Intellectual Property; or

(k)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.15    Customers and Suppliers. Schedule 3.15 sets forth a complete and accurate list of: (a) all Customers representing net revenue of at least $[***]; and (b) all contract manufacturers used to produce the Product to which Seller incurred at least $[***], in each case (a) and (b) during the fiscal year ended December 31, 2022. Except as set forth on Schedule 3.15, no such Customer (or former Customer representing net revenue of at least $[***]) and no such contract manufacturer (or former contract manufacturer to which Seller incurred at least $[***]) during the twelve (12) months preceding the Effective Date has canceled, terminated or, to the Knowledge of Seller, made any threat to cancel or otherwise terminate any of its contracts with Seller or its Affiliates.

Section 3.16    Insurance. Seller has in force the product liability insurance policy set forth on Schedule 3.16. Within the past three (3) years, Seller has had a product liability insurance policy in place. There are no claims which relate to the Transferred Assets, the Assumed Liabilities, the Product or the Program currently pending under any of Seller’s insurance policies and, to the Knowledge of Seller, there is no basis for any such claims.

Section 3.17    Government Contracts.

(a)    Government Contract No. W81XWH20C0133 by and between Seller and the DoD (the “DSUVIA DoD Supply Agreement”), a true and complete copy of which was made available to Buyer in Seller’s electronic data room, is the only pending Government Contract of Seller in connection with the Program, the Transferred Assets and the Products. All representations made by Seller under the DSUVIA DoD Supply Agreement were accurate, complete, truthful and non-misleading in all material respects when submitted and entered into under that agreement and, to Seller’s Knowledge, remain so currently. Seller is in full compliance with all terms and conditions of the DSUVIA DoD Supply Agreement, and Seller is in full compliance with all Laws governing such agreement.

(b)    No Government Entity has ever suspended or debarred Seller or proposed the Seller for suspension or debarment or given Seller a notice to show cause why it should not be suspended or debarred, nor has Seller received any other similar notice and there is no cause or basis for such suspension or debarment.

(c)    Neither Seller nor its personnel has been investigated, charged civilly or criminally, convicted of any crime or civil offense, subpoenaed, assessed any penalties, called as a witness, participated in or been the subject of any mandatory or voluntary self-disclosure relating to, or otherwise been involved in any enforcement matter pertaining to Government Contracts or the matters set forth in Federal Acquisition Regulation Clause 52.209-5, nor conducted any internal review to confirm whether any self-disclosure may be appropriate (collectively “Government Contracts Enforcement Matters”) during the six (6) years prior to Closing, and there is no reason to think Seller will become involved in such Government Contracts Enforcement Matters before or after Closing.

(d)    The DSUVIA DoD Supply Agreement was awarded to Seller partially or entirely on the basis of small business, social disadvantage, or other standing under government socio-economic programs, and, to Seller’s Knowledge, no approvals, consents, or notifications are required to be made relating to the Transactions for the continued performance of such agreement before or after Closing. Seller has truthfully represented itself to be eligible for such agreement and has maintained compliance with any requirements relating to such agreement, whether applicable to Seller under the terms of any agreement or applicable Law, including but not limited to any limitations on subcontracting. The DSUVIA DoD Supply Agreement does not include a provision requiring notice or termination of such contracts upon the loss of small business or other socio-economic status.

(e)    The DSUVIA DoD Supply Agreement is a firm fixed price contract, and Seller has not submitted to the DoD any cost or pricing data, and Seller has complied with all applicable Laws relating to the manner in which the DSUVIA DoD Supply Agreement was established, performed, and billed.

(f)    Seller has not licensed any of its Intellectual Property relating to the Product, or ceded ownership of the same to a Government Entity or any other party under the DSUVIA DoD Supply Agreement.

(g)    No funding from any Government Entity was used in the creation or development of the Transferred Intellectual Property.

Section 3.18    International Trade.

(a)    Seller has not at any time during the five (5) years preceding Closing violated any applicable Ex-Im Laws or Laws relating to anti-bribery or anticorruption (including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”)) relating to the Product.

(b)    No director, member, manager, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Seller has, with respect to the Product, violated any Anticorruption Law or Ex-Im Law, and Seller has not received any written notice alleging any such violation of any Anticorruption Law or Ex-Im Law.

Section 3.19    No Affiliate Product Sales or Marketing. Except as set forth in Schedule 3.19, Seller is the only Person that has sold and marketed the Product in the Territory, and no Affiliate of Seller has sold or marketed the Product. Other than the Product, neither Seller nor any Affiliate of Seller has any line extension containing sufentanil as the sole active ingredient which is for individual use.

Section 3.20    Other Seller Materials and Regulatory Materials. The Other Seller Materials and Regulatory Materials that have been made available by Seller to Buyer for examination are complete and correct in all material respects and constitute all Other Seller Materials and Regulatory Materials owned or controlled by Seller and its Affiliates. Other than Seller, no party owns any Other Seller Materials or Regulatory Materials, and other than Seller and Aguettant, no party controls any Other Seller Materials or Regulatory Materials.

Section 3.21    Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission from Seller in connection with the Transaction.

Section 3.22    Product Liability. Schedule 3.22 sets forth all pending claims and, to Seller’s Knowledge, all claims threatened in writing against Seller, for product liability, breach of warranty, defective product or service, back charge, additional work, or other claims by any third party (whether or not based on contract or tort and whether or not relating to personal injury, including death, property damage or economic loss) arising from Products sold or services rendered by Seller relating to the Transferred Assets or the Program. All Products Developed, manufactured (including synthesis, formulation, finishing or packaging), used, held, marketed, offered for sale, sold, distributed, exported or imported by Seller relating to the Transferred Assets or the Program are and have been in conformity in all material respects with all contractual commitments and all express and implied warranties, and the Seller has no product Liability in connection therewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

Section 4.1    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, impair or delay Buyer’s ability to perform its obligations hereunder.

Section 4.2    Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the Transaction and the transactions contemplated by the Ancillary Agreements have been duly and validly authorized and except as set forth on Schedule 4.2, no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the Transaction. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the Transaction and the transactions contemplated by the Ancillary Agreements, do not and will not violate any provision of the Organizational Documents of Buyer. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing duly and validly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes, and each of the other Ancillary Agreements to which Buyer is a party when so executed and delivered by Seller, will constitute valid and legally binding obligations of Buyer enforceable against it in accordance with the terms hereof and thereof. The Person(s) signing this Agreement and the other Ancillary Agreements on behalf of Buyer has been duly authorized to execute and deliver this Agreement and the other Ancillary Agreements.

Section 4.3    No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, Buyer’s compliance with the terms and conditions hereof and thereof, and the consummation by Buyer of the Transaction and the transactions contemplated by the Ancillary Agreements, do not and will not: (a) conflict with or violate any provision of Organizational Documents of Buyer; (b) conflict with or violate any Law or Order applicable to Buyer; (c) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material Contract to which Buyer is a party or by which it is bound or to which any of its assets or property is subject; or (d) result in the creation of any Encumbrance upon the assets or property of Buyer.

Section 4.4    Required Filings and Consents. The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder and the consummation of the Transaction will not, require any consent, approval, authorization or permit of, or filing by Buyer with or notification by Buyer to, any Government Entity, except for the letters to the applicable Regulatory Authorities set forth in Section 5.10(a).

Section 4.5    No Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.6    Legal Proceedings. There is no action, suit, claim or counterclaim or legal, administrative or arbitral proceeding or investigation, pending or threatened against Buyer that would prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements. There is no Order to which Buyer is subject or that is pending or threatened that would prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements.

Section 4.7    Availability of Funds; Solvency. Buyer will have available, sufficient cash to enable it to pay for the Inventory pursuant to Section 2.5. Buyer is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transaction and/or the transactions contemplated by the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 4.8    Approval. Except for the approval of Buyer’s board of directors, no vote or other action of the members or manager of Buyer is required by applicable Law, the Organizational Documents of Buyer or otherwise in order for Buyer to consummate the Transaction and the transactions contemplated by the Ancillary Agreements.

Section 4.9    Buyer Acknowledgement. Buyer acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to Seller, the Product, the Program and the Transferred Assets and it is entering into the Transaction and the transactions contemplated by the Ancillary Agreements based on such investigation and, except for the specific representations and warranties made by Seller in Article III of this Agreement, it is not relying upon any representation or warranty made by or on behalf of any Person, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation, (b) it has had access to its full satisfaction to Seller and its books and records, contracts, agreements and documents, and Representatives, and (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the Ancillary Agreements as it has seen fit. Buyer has no Knowledge that the representations and warranties of Seller in this Agreement are not true and correct. In connection with the due diligence investigation of Seller by Buyer and its Affiliates, stockholders and Representatives, Buyer and such Persons may have received and may continue to receive after the date of this Agreement from Seller and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller and its business and operations, including the Transferred Assets, the Product and the Program (the “Seller Projections”). Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such Seller Projections, and that Buyer, except in the case of Fraud, will have no claim against Seller, or any of its Affiliates, stockholders or Representatives or any other Person, with respect to any Seller Projections.

Section 4.10    No Implied Representations. Buyer agrees that neither Seller nor any other Person acting on behalf of Seller has made or is making any representations or warranties, express or implied, except those representations set forth in Article III of this Agreement. Buyer acknowledges and agrees that, in determining to enter into this Agreement and consummate the transactions contemplated hereby, other than the representations explicitly set forth in Article III, it has not relied and is not relying upon any representation or warranty of any kind, express or implied, made or purportedly made by or on behalf of any Person. WITHOUT LIMITING THE GENERALITY OR EFFECT OF THE FOREGOING, BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS ACQUIRING THE TRANSFERRED ASSETS “AS-IS” AND “WHERE-IS” AS OF THE CLOSING DATE, WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE FITNESS, MERCHANTABILITY, NON-INFRINGEMENT OR CONDITION OF THE ASSETS OR AS TO ANY OTHER MATTER. Notwithstanding the foregoing, no event shall this Section 4.10 limit in any way Buyer from pursuing a claim of Fraud against any Person.

ARTICLE V
COVENANTS

Section 5.1    Access and Information. From the Effective Date until the earlier of the termination of this Agreement or the Closing, subject to reasonable rules and policies of Seller and any applicable Laws, Seller shall, upon reasonable advance notice: (i) afford Buyer and its Representatives reasonable access, during regular business hours, to the Transferred Assets and employees or consultants of Seller with knowledge of the Transferred Assets; (ii) furnish Buyer with copies of such Contracts, other relevant agreements and Governmental Authorizations held by Seller or any of its Affiliates that are included in or specifically related to the Transferred Assets as Buyer may reasonably request; and (iii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is readily available and specifically related to the Transferred Assets as Buyer from time to time reasonably requests. No investigation pursuant to this Section 5.1 shall alter any representation or warranty given hereunder by Seller. All information received pursuant to this Section 5.1 shall be governed by the terms of the Confidentiality Agreement.

Section 5.2    Conduct of Business. During the period from the Effective Date to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, Seller shall: (a) use its commercially reasonable efforts to preserve intact the Transferred Assets as in existence on the Effective Date and shall continue to operate the Transferred Assets in the ordinary course of business consistent with its past practices and in accordance with all Laws and restrictions; (b) not take or omit to take, or agree to take or omit to take, any action that would cause any of the representations or warranties of the Seller to be untrue or incorrect in any material respect, or that could cause a violation in any material respect of any covenant, term or condition to be complied with, fulfilled or performed by Seller under this Agreement; and (c) not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.14.

Section 5.3    Commercially Reasonable Efforts. Seller and Buyer shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all Authorizations required in connection with the transactions contemplated hereby.

Section 5.4    Taxes.

(a)    Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes imposed or assessed as a result of the Transaction and/or the transactions contemplated by the Ancillary Agreements (“Transfer Taxes”) shall be borne by Buyer. Any Tax Returns and other required documentation that must be filed in connection with Transfer Taxes shall be prepared and filed by Buyer, at its sole expense, as and when due. To the extent required by applicable Law, Seller shall cooperate with Buyer by executing the applicable Tax Returns or other required documentation relating to such Transfer Taxes.

(b)    Tax Claims. Seller shall control the defense of any Tax Proceeding with respect to the Program and/or the Transferred Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date or that could reasonably be expected to give rise to a claim for indemnification pursuant to this Agreement (each, a “Tax Claim”); provided that (i) Seller shall keep Buyer reasonably informed with respect to the commencement and status of such Tax Claim and (ii) Buyer shall be entitled to, at its sole cost and expense, participate in the defense of such Tax Claim. The parties hereto shall, as soon as reasonably practicable after obtaining knowledge of any Tax Claim, notify each other in writing and in reasonable detail of such Tax Claim. This Section 5.4(b), not Section 8.3(b), shall apply to Tax Claims.

(c)    Tax Apportionment. For purposes of this Agreement, in the case of any real property, personal property, and similar Taxes (other than Transfer Taxes) with respect to the Program and/or the Transferred Assets for any Straddle Period, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date and for which Seller shall be responsible shall be deemed to be the amount of such Taxes for the entirety of such taxable period, multiplied by a fraction the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entirety of such taxable period; and the portion of such Taxes that relates to the portion of such taxable period beginning after the Closing Date and for which Buyer shall be responsible shall be deemed to be the amount of such Taxes for the entirety of such taxable period, multiplied by a fraction the numerator of which is the number of days in the portion of such taxable period beginning after the Closing Date and the denominator of which is the number of days in the entirety of such taxable period.

(d)    Cooperation. The parties hereto shall fully cooperate, as and to the extent reasonably requested by each other, in connection with the preparation and filing of any Tax Return with respect to the Program and/or the Transferred Assets and the defense of any Tax Claim. Such cooperation shall include the retention and (upon request) the provision of records, documents, and other information reasonably relevant to such Tax Return or Tax Claim. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 5.4(d).

(e)    Purchase Price Allocation. The payments for Inventory, Assumed Liabilities, Milestone Payments, Payments for DoD Marketing, Quarterly Payments and any other amounts properly treated as consideration paid for the Transferred Assets shall be allocated among the Transferred Assets (the “Purchase Price Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations promogulated thereunder and consistent with Schedule 5.4(e). The Purchase Price Allocation shall be conclusive and binding on the parties hereto for applicable Tax purposes. The parties hereto shall prepare all Tax Returns (including IRS Form 8594) consistent with, and shall not take (or cause to be taken) any action or filing position inconsistent with, the Purchase Price Allocation, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar provision of state, local, or foreign Law).

(f)    Intended Tax Treatment. For applicable Tax purposes, (i) the Transaction shall be treated as a taxable asset purchase and sale, (ii) the rights of Seller to the Milestone Payments, the Payments for DoD Marketing, and the Quarterly Payments shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code, and (iii) interest may be imputed on such payments if required by Sections 483 or 1274 of the Code.

Section 5.5    Notification. Between the Effective Date and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) is a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to cause, any representation or warranty made by Seller hereunder to be untrue or inaccurate, or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction and/or the transactions contemplated by the Ancillary Agreements; (iii) any notice or other communication from any Government Entity in connection with the Transaction and/or the transactions contemplated by the Ancillary Agreements; and (iv) any Proceeding commenced or, to Seller’s Knowledge, threatened in writing against Seller and directly involving the Transferred Assets, the Program or the Assumed Liabilities. Notwithstanding the foregoing, except as otherwise explicitly set forth herein, Seller shall not have the right to update any Schedule delivered to Buyer on the Effective Date. Between the Effective Date and the Closing, Buyer shall promptly notify Seller in writing if it becomes aware of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or would reasonably be expected to cause, any representation or warranty made by Buyer hereunder to be untrue or inaccurate, (B) has caused, or would reasonably be expected to cause, any covenant or agreement of Buyer hereunder not to be complied with, or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction and/or the transactions contemplated by the Ancillary Agreements; (iii) any notice or other communication from any Government Entity in connection with the Transaction and/or the transactions contemplated by the Ancillary Agreements; and (iv) any Proceeding commenced against or directly involving Buyer that would reasonably be expected to affect Buyer’s ability to effect the Closing.

Section 5.6    Further Assurances. At any time and from time to time after the Closing, as and when requested by any party hereto and at such requesting party’s expense, the other party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the requesting party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Transaction.

Section 5.7    Exclusivity. During the period from the Effective Date until the Closing Date or the earlier termination of this Agreement, Seller shall not and shall cause its Affiliates and each of their respective officers, directors, employees, representatives and agents not to, on behalf of the Seller or its Affiliate, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any Person (other than the Buyer) or enter into any agreements or other instruments (whether or not binding) concerning the disposition of all or any portion of the Transferred Assets to any Third Party. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or otherwise prevent the Seller or any of its Affiliates or any of their respective officers, directors, employees, representatives or agents from encouraging, soliciting, initiating, engaging or participating in discussions or negotiations with any Person or entering into any agreements or other instruments concerning (i) any Change of Control Transactions with respect to Seller (or any of its controlling Affiliates), (ii) any transaction for equity financing purposes, (iii) any transaction effected exclusively to change the form or domicile of Seller, or (iv) any transactions that do not involve the disposition of all or any portion of the Transferred Assets to any Third Party. Seller agrees that the rights and remedies for noncompliance with this Section 5.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.8    Transferred Intellectual Property. After the Closing Date, Seller shall not practice, license or otherwise exploit any of the Transferred Intellectual Property that is licensed back to Seller pursuant to the IP Agreement outside of the scope of the license granted to Seller in the IP Agreement, and shall not, in any event, practice, license or otherwise exploit any of the Transferred Intellectual Property to manufacture, Develop or commercialize any Product. Buyer shall not practice, license or otherwise exploit any of the Transferred Intellectual Property to manufacture, Develop or commercialize any product that is, or that is competitive with, any product (other than a Product) that is or has been commercialized by Seller or its Affiliate as of the Effective Date.

Section 5.9    Confidentiality.

(a)    Except as otherwise provided herein, Seller shall treat as confidential and shall safeguard any and all nonpublic, confidential or proprietary information included in the Transferred Assets (“Confidential Information”), in each case by using the same degree of care as it uses to protect proprietary or confidential information of its own, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Confidential Information.

(b)    Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to (i) any information which was in, or comes into, the public domain through no breach of this Agreement by Seller, (ii) any information that is independently developed or discovered without reference to nonpublic, confidential or proprietary information included in the Transferred Assets, (iii) any information that is communicated to Seller by a Third Party, free and clear of any obligation of confidence, or (iv) any information that is or was communicated by Buyer to a Third Party free of any obligation of confidence. In addition, Seller shall not be prohibited from disclosing any portion of the Confidential Information (A) that Seller is required to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law, including applicable securities laws and rules of the applicable stock exchange; (B) in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby; or (C) that is necessary or useful for the performance of or the exercise of Seller’s rights under this Agreement. In the case of disclosure compelled by judicial or administrative process, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with the provisions of this Section 5.9. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the written advice of counsel, compelled to disclose any Confidential Information by judicial or administrative process, Seller may so disclose the Confidential Information; provided, however, that, at the written request of Buyer, Seller shall use commercially reasonable efforts to obtain, at the expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

Section 5.10    Transfer of Transferred Assets. In furtherance of Seller’s obligations to deliver the Transferred Assets and, in each case, at Buyer’s expense:

(a)    On the Closing Date, at Buyer’s expense, Buyer and Seller shall each (i) send letters (in form and substance reasonably satisfactory to Buyer) to the FDA and any other Government Entity, as required to effect the transfer of the Transferred Assets, indicating that the Regulatory Materials are transferred to Buyer and that Buyer is the new owner of and has all rights to the Regulatory Materials as of the Closing Date, and (ii) provide to the other party a copy of any such letters.

(b)    On or within ten (10) calendar days after the Closing Date, Seller will forward to Buyer a complete copy of the Regulatory Materials and Other Seller Materials.

(c)    Between the Effective Date and the Closing, Seller shall be responsible for maintaining the Regulatory Materials and Other Seller Materials in accordance with its past practice and Seller will promptly provide Buyer with copies of all communications to or from the FDA relating to the Products and/or the manufacture thereof. After such transfer, Buyer will assume all responsibility for the Regulatory Materials, at Buyer’s sole cost and expense.

(d)    On or within ten (10) calendar days after the Closing Date, Seller will transfer to Buyer any and all documented Program Know-How that is part of the Transferred Intellectual Property and in its possession and control, and Seller will, to the extent any such Program Know-How exists in a form suitable for electronic transfer, make any transfer electronically. To the extent any such Program Know-How is held by any Third Party vendors as of the Closing Date, Seller shall provide Buyer with an introduction to such Third Party vendor and deliver to such vendor written authorization to transfer or provide access to such Program Know-How to Buyer.

(e)    If requested in writing by Buyer, on or promptly after the Closing, Seller shall ship the Inventory to Buyer at such address as Buyer specifies in writing to Seller at Closing at Buyer’s expense. On or promptly after Closing, Seller shall also deliver to Buyer, at such address as Buyer specifies in writing to Seller at Closing, any electronic files and original documents (or, if no originals exist and Seller or its Affiliates only have copies thereof, such copies) that, in each case, are within the Transferred Assets at Buyer’s expense (provided that Seller shall have the right to retain copies thereof in order to monitor its ongoing legal obligations).

Section 5.11    Transition Services Agreement. At the Closing Date, Buyer and Seller will enter into the Transition Services Agreement, pursuant to which, until the termination of the Transition Services Agreement in accordance with its terms (the “TSA Termination Date”) (the term of the Transition Services Agreement, the “TSA Term”), among other things, Seller will provide certain services, including manufacturing technology transfer, supply chain, regulatory and medical affairs services, to Buyer, and Seller will distribute, on behalf of Buyer (which will book all sales), the Inventory (or some portion thereof) through Seller’s existing distribution contracts using Seller’s name and Seller’s NDC number.

Section 5.12    Adverse Event Reports and Customer Complaints. After the Closing, Seller shall comply with applicable Law with respect to all adverse event information or material customer complaints brought to the attention of Seller in respect of the Product or the safety or efficacy of the Product and for a period of one (1) year after the latest expiration date, submit to Buyer all adverse event information or material customer complaints brought to the attention of Seller in respect of the Product or the safety or efficacy of the Product, to enable Buyer to perform all required regulatory actions with respect thereto.

Section 5.13    Initial Supply to Aguettant. After the Closing, Seller will be responsible for the payment of all contract manufacturers for, and will have the right to receive all payments from Aguettant in connection with, the supply of the first [***] units of Bulk Product (as defined in the Aguettant Agreements, as amended as of the Closing) to be delivered to Aguettant in 2023, as specified in Section 6.1 of the Amended and Restated Supply Agreement between Seller and Aguettant, effective on the Closing Date. Specifically, Buyer, with Seller’s assistance, will procure from and manage the respective contract manufacturers required to produce such [***] units of Bulk Product, and Seller shall reimburse Buyer for the amounts paid to the contract manufacturers for supply of the specific materials purchased. Buyer will remit to Seller the payment received from Aguettant for such [***] units of Bulk Product as specified in Section 6.1 of such Amended and Restated Supply Agreement within five Business Days after receipt thereof. After such [***] units of Bulk Product are manufactured, Seller has no further responsibility, financial or otherwise, for Bulk Product or any other product to be delivered to Aguettant under such Amended and Restated Supply Agreement.

Section 5.14    Wrong Pockets. If Seller or its Affiliates receive any payment after the Closing relating to the sale of the Product or rendering of services by Buyer after the Closing, Seller will promptly notify Buyer of such receipt and will promptly remit, but in no event more than fifteen (15) days after the receipt thereof, or will cause such Affiliate to promptly remit, but in no event more than fifteen (15) days after the receipt thereof, such payment to Buyer without depositing such payment in an account of Seller or such Affiliate, unless in error, and Seller, or such Affiliate, shall not be entitled to offset such payment against any payments due Seller, unless otherwise agreed to in writing by Buyer. If Seller or Affiliate receives an invoice or request for payment relating to the sale of the Product after the Closing, or with respect to any Assumed Liability after the Closing, Seller will promptly notify Buyer of such request or invoice and forward the invoice and all other appropriate information to Buyer for payment. In the event Buyer or its Affiliates receive any payment after the Closing relating to an Excluded Asset, Buyer will promptly notify Seller of such receipt and will promptly remit, but in no event more than fifteen (15) days after the receipt thereof, or will cause such Affiliate to promptly remit, but in no event more than fifteen (15) days after the receipt thereof, such payment to Seller without depositing such payment in an account of Buyer, or such Affiliate, unless in error, and Buyer, or such Affiliate, shall not be entitled to offset such payment against any payments due Buyer from Seller and its Affiliates, unless otherwise agreed to in writing by Seller.

Section 5.15    Retention of Records. Each party agrees to cooperate with and to grant to each other party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours and upon reasonable request and upon reasonable advance notice, reasonable access to the other party’s management personnel and such other information and records exclusively relating to the Product or the Transferred Assets in their possession or control after the Closing and to permit copying or, where reasonably necessary, to furnish original documents exclusively relating to the Product or the Transferred Assets for the purposes of: (i) any investigation, inspection or audit being conducted by the FDA, or any Government Entity in coordination therewith, involving the Product or the Transferred Assets; or (ii) to comply with any applicable Law in regards to the Product; provided, however, that Seller shall not be required to provide in duplication any Other Seller Materials or Regulatory Materials acquired by Buyer at Closing; provided that each party shall (A) treat as confidential and shall safeguard any and all nonpublic, confidential or proprietary information received from the other party under this Section 5.15, in each case by using the same degree of care as it uses to protect proprietary or confidential information of its own, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such nonpublic, confidential or proprietary information, and (B) comply with the last two sentences of Section 5.9(b), mutatis mutandis, in the event of disclosure of such nonpublic, confidential or proprietary information by such party compelled by judicial or administrative process. Each party shall use its commercially reasonable best efforts to ensure that its access to and requests for records and documents pursuant to this Section 5.15 are conducted so as not to interfere with the normal and ordinary operation of the other party’s business. Each party shall retain all information and records of the nature described above for such period of time as is required by applicable Law.

Section 5.16    Restrictive Covenants.

(a)    Seller agrees and acknowledges that Seller is familiar with the trade secrets and other information of a confidential or proprietary nature regarding the Program and that will be included in the Transferred Assets that are sold and transferred to Buyer at the Closing. Seller also agrees and acknowledges that Buyer would be irreparably damaged if Seller or any of its Affiliates were to provide services to, or otherwise participate in the operations or business of, any Person competing with Buyer following the Closing in connection with the Development and/or commercialization of a single-dose pharmaceutical product that includes a fentanyl derivative as the sole active ingredient for management of acute pain in a medically supervised setting (“Competing Product”), if such services or participation are directed to such Competing Product, and that any such competition may result in a significant loss of goodwill in respect of Buyer and the Transferred Assets. Seller further agrees and acknowledges that the covenants and agreements set forth in this Section 5.16 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or its Affiliates breached any of the provisions of this Section 5.16. Therefore, in further consideration of the amounts to be paid under this Agreement and the other covenants and promises contained therein for the Transferred Assets and without limiting any other obligation pursuant to this Agreement, Seller shall not, directly or indirectly, either for Seller or its controlled Affiliates or for or through any other Person (other than on behalf of Buyer as contemplated by this Agreement or any Ancillary Agreement, as applicable), during the period beginning on the Closing Date and ending on [***] (the “Restricted Period”):

(i)    Non-Competition. As an advisor, agent, consultant, director, equityholder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), any venture or enterprise that [***]. Nothing contained herein shall be construed to prevent Seller from owning an equity interest in Buyer or its Affiliates, or purchasing or otherwise acquiring up to (but not more than) [***] of any class of the securities of any Person if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and Seller does not participate in the management of such Person.

(ii)    Non-Disparagement. Make any material public (including, for the avoidance of doubt, to any employees, advisors, independent contractors, customers, clients, vendors, suppliers, licensors, licensees, lessors or other business relations of Buyer) defamatory or maliciously false statements or communications about the Program or the Products.

(iii)    For the avoidance of doubt, following the Closing, the performance of any duties under this Agreement or any Ancillary Agreement, in itself, shall not be considered a breach of this Section 5.16.

(b)    Additional Acknowledgments. Seller acknowledges that the provisions of this Section 5.16 are in consideration of the direct and indirect benefits to be derived by Seller under this Agreement. Seller agrees and acknowledges that the potential harm to Buyer of the non-enforcement of any provision of this Section 5.16 outweighs any potential harm to the Seller or its controlled Affiliates of its enforcement by injunction or otherwise. Seller acknowledges that Seller has carefully read this Section 5.16 and consulted with legal counsel of Seller’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Seller by this Section 5.16 and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information to be acquired by Buyer as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Seller acknowledges that it is represented by Cooley LLP in negotiating the terms of this Agreement, which includes terms designating the venue in which a controversy arising hereunder may be adjudicated and the choice of law to be applied hereto, and that Cooley LLP has reviewed this Agreement. Seller expressly acknowledges and agrees that each and every restraint imposed by this Section 5.16 is reasonable with respect to subject matter, time period and geographical area. Because the protection of the Confidential Information and the other legitimate business interests acquired by Buyer pursuant to the Agreement, Buyer and its respective Affiliates require that Seller and its Affiliates comply with the covenants in this Section 5.16 for the full Restricted Period, Seller agrees that the Restricted Period will be extended for a period of time equal to the time period that Seller or its Affiliates breached any of the covenants in this Section 5.16, such that Seller and its controlled Affiliates are ultimately foreclosed from engaging in the activities set forth in this Section 5.16, for a time period equal to the Restricted Period.

(c)    Enforcement. If, at the time of enforcement of this Section 5.16, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, and such determination will not affect the validity or enforceability of the balance hereof, and such balance will remain in full force and effect. Seller acknowledges that a breach or threatened breach of any of the terms set forth in this Agreement by it or its Affiliates may result in an irreparable and continuing harm to Buyer and its Affiliates for which there may be no adequate remedy at law. Buyer or its Affiliates will be entitled to seek injunctive and other equitable relief in order to prevent a breach of this Agreement or to enforce its provisions, in addition to any other remedies available to Buyer or its Affiliates. Seller agrees that neither it nor its Affiliates will assert in any such action that an adequate remedy exists at law. Nothing contained herein will be construed as prohibiting Buyer or its Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove and each of Buyer and its Affiliates will be entitled to its costs of enforcement of the provisions of this Agreement.

Section 5.17    Insurance. Until August 31, 2025, Seller shell maintain products liability insurance covering subject matter and in amounts consistent with Seller’s current policies.

Section 5.18    Equipment Reimbursement. Buyer will reimburse Seller for all costs reasonably incurred by Seller for disassembling and crating the automated packaging line [***], up to but not to exceed [***]. Seller will invoice Buyer for such costs, and Buyer will pay such invoice within thirty (30) days after receipt thereof. Seller will arrange for, and be responsible for, transportation of the crated automated packaging line equipment from the Catalent Pharma Solutions, LLC location to a location desired by Buyer.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1    Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions:

(a)    Representations and Warranties. No event or events shall have occurred since the effective date of this Agreement which, individually or in the aggregate, has had a Material Adverse Effect. The representations and warranties of Seller set forth in Article III shall be true and correct on and as of the Effective Date and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

(b)    Covenants. Seller shall have performed and complied with all of its covenants contained in Article V at or before the Closing (to the extent that such covenants require performance by Seller at or before the Closing).

(c)    Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied.

(d)    Deliverables. Seller shall have furnished to Buyer all deliverables set forth in Section 2.10.

(e)    Marketing Agreement. The Marketing Agreement shall be in full force and effect at the Closing.

(f)    Transition Services Agreement. The Transition Services Agreement shall be in full force and effect at the Closing.

(g)    IP Agreement. The IP Agreement shall be in full force and effect at the Closing.

(h)    Aguettant Amendments. The Aguettant Amendments shall be in full force and effect at the Closing, and Buyer shall have obtained consent to assign the Aguettant Agreements, including the Aguettant Amendments.

(i)    No Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transaction and/or the transactions contemplated by the Ancillary Agreements shall have been issued by any court of competent jurisdiction and remain in effect.

Section 6.2    Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Buyer shall be true and correct on and as of the Effective Date and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

(b)    Covenants. Buyer shall have performed and complied with all of its covenants contained in Article V at or before the Closing (to the extent that such covenants require performance by Buyer at or before the Closing).

(c)    Certificate. Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)    Deliverables. Buyer shall have furnished to Seller all deliverables set forth in Section 2.9.

(e)    No Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transaction and/or the transactions contemplated by the Ancillary Agreements shall have been issued by any court of competent jurisdiction and remain in effect.

ARTICLE VII
SURVIVAL

Section 7.1    Survival.

(a)    All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate eighteen (18) months after the Closing. Notwithstanding the foregoing, the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Corporate Authorization), Section 3.3 (Title to Transferred Assets), Section 3.7 (Intellectual Property), Section 3.9 (Taxes), and Section 3.21 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), and Section 4.5 (No Brokers) (the “Fundamental Representations”) shall survive until the later of (i) the fourth anniversary of the Closing, and (ii) 30 days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any Claims asserted in writing by notice from the Indemnified Person (as defined in Section 8.3(a)) seeking indemnification under this Agreement to an Indemnifying Person (as defined in Section 8.3(a)) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(b)    The respective agreements and covenants of the parties contained in this Agreement to the extent to be performed prior to Closing will survive the execution and delivery hereof and the Closing Date for a period of one year. The respective agreements and covenants of the parties contained in this Agreement to the extent to be performed at or after Closing will survive the execution and delivery hereof and the Closing Date, in accordance with their terms or if no end date is provided, forever.

(c)    For purposes of clarity, the survival periods set forth in this Section 7.1 shall not apply to Fraud.

ARTICLE VIII
INDEMNIFICATION

Section 8.1    Indemnification by Seller.

(a)    Subject to the terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, managers, shareholders, members, employees, agents, Affiliates, successors and permitted assigns (“Buyer Indemnified Persons”), against and from, and will reimburse any Buyer Indemnified Persons for, any and all Damages which are suffered, paid, sustained or incurred, directly or indirectly, by any of the foregoing Buyer Indemnified Persons (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty of Seller set forth in this Agreement or any Ancillary Agreement; (ii) any breach of any covenant, agreement or obligation to be performed under this Agreement by Seller; (iii) the Excluded Liabilities, including any failure to satisfy, perform, or discharge an Excluded Liability; (iv) any Excluded Asset, and any Liabilities related thereto; (v) any claim by a Third Party based upon, arising out of, with respect to or resulting from the Transferred Assets, the Product, operations, properties, assets or obligations of the Seller or its Affiliates conducted, existing or arising on or prior to the Closing Date; and (vi) each of the matters set forth in Schedule 8.1(a)(vi).

(b)    No amount shall be payable and there shall be no liability for Seller for indemnification under Section 8.1(a)(i), unless the amount of Damages incurred by a Buyer Indemnified Person exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the “Threshold Amount”), after which point the Threshold Amount shall be recoverable along with all other amounts for Damages by a Buyer Indemnified Person.

(c)    Seller’s maximum liability under this Agreement for Damages incurred by Buyer Indemnified Persons shall not exceed two hundred fifty thousand ($250,000) plus the total amounts received by Seller from Buyer under Section 2.5, Section 2.11, Section 2.12 and Section 2.13, and under the Marketing Agreement (the “Cap”).

(d)    Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of Damages that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and the Schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty (as if such words were deleted from such representation or warranty).

(e)    Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 8.1 shall not apply to Damages arising out of or resulting from (I) Fraud, (II) the items set forth in Section 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(v), and 8.1(a)(vi), or (III) a breach of the Fundamental Representations.

Section 8.2    Indemnification by Buyer.

(a)    Subject to the terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (“Seller Indemnified Persons”), against and from any and all Damages which are suffered, sustained or incurred by any of the foregoing Seller Indemnified Persons (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty of Buyer set forth in this Agreement or any Ancillary Agreement; (ii) any breach of any covenant, agreement or obligation to be performed under this Agreement by Buyer; (iii) any failure to satisfy, perform or discharge any Assumed Liabilities; or (iv) except for Excluded Liabilities, any Liability arising out of the ownership or operation of the Transferred Assets or the Product after the Closing Date, including any Liability arising out of the Development, manufacture, commercialization or other exploitation of any Product.

(b)    No amount shall be payable and there shall be no liability for Buyer for indemnification under Section 8.2(a)(i), unless the amount of Damages incurred by a Seller Indemnified Person exceeds the Threshold Amount, after which point the Threshold Amount shall be recoverable along with all other amounts for Damages by a Seller Indemnified Person.

(c)    Buyer’s maximum liability under this Agreement for Damages incurred by Seller Indemnified Persons shall not exceed the Cap.

(d)    Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 8.2 shall not apply to Damages arising out of or resulting from (I) Fraud, (II) the items set forth in Section 8.2(a)(ii), 8.2(a)(iii), and 8.2(a)(iv), (III) a breach of the Fundamental Representations, or (IV) any failure of Buyer to pay the amount payable for the Inventory or the Payments to Seller.

Section 8.3    Indemnification Procedure.

(a)    If a claim for indemnification under this Article VIII does not involve a Third Party Claim (as defined in Section 8.3(b)) (a “Direct Claim”), the Person entitled to indemnification or reimbursement pursuant to this Article VIII (an “Indemnified Person”) shall notify the party obligated to indemnify such Indemnified Person (such notified party, the “Indemnifying Person”) in writing, describing in reasonable detail the facts constituting the basis for such Direct Claim, the specific basis for the claim for indemnification under this Article VIII, and the amount, to the extent known, of the Direct Claim asserted (such notice, a “Direct Claim Notice”). The Indemnifying Person will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person will be deemed to have accepted such claim, in which event the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Indemnifying Person, then the Indemnified Person and the Indemnifying Person may discuss such objection for a period of thirty (30) days from the date the Indemnified Person receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”). If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, the Indemnifying Person and the Indemnified Person may submit the dispute for resolution to a court of competent jurisdiction in accordance with Section 10.9 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement. Notwithstanding the foregoing, no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any obligation hereunder.

(b)    If an Indemnified Person is entitled to indemnification under this Article VIII because a claim is filed or instituted by any Third Party, including any Government Entity (“Third Party Claim” and together with a Direct Claim, “Claims”), as soon as reasonably practicable after obtaining knowledge thereof, such Indemnified Person shall notify the Indemnifying Person in writing, and in reasonable detail, of such Third Party Claim (the “Claim Notice”). Any failure on the part of an Indemnified Person to so notify the Indemnifying Person shall not limit any of the obligations of the Indemnifying Person under Article VIII except to the extent such failure actually and materially prejudices the defense of such Third Party Claim. In the event of the initiation of any Third Party Claim against the Indemnified Person, the Indemnifying Person shall have the sole and absolute right after the receipt of notice, at the Indemnifying Person’s option and at the Indemnifying Person’s own expense, to be represented by counsel reasonably satisfactory to the Indemnified Person and, subject to the last sentence of this Section 8.2(b), to control, defend against, negotiate, settle or otherwise deal with any Proceeding, claim, or demand which relates to any Damages indemnified against hereunder, so long as (i) within ten (10) days after receipt of the Claim Notice, the Indemnifying Person notifies the Indemnified Person in writing that the Indemnifying Person will, subject to the applicable limitations of this Article VIII, indemnify the Indemnified Person from and against any Damages the Indemnified Person may incur relating to or arising out of the Third Party Claim, (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) the Indemnified Person does not have additional defenses to the Third Party Claim not available to the Indemnifying Person, (v) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently, and (vi) the Indemnifying Person keeps the Indemnified Person apprised of all developments, including settlement offers, with respect to the Third Party Claim and permits the Indemnified Person to participate in the defense of the Third Party Claim. If any condition in this Section 8.3(b) is or becomes unsatisfied, (A) the Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Person in connection therewith), (B) the Indemnifying Person will reimburse the Indemnified Person promptly and periodically (but no less often than monthly) for the reasonable costs of defending against the Third Party Claim, including reasonable attorneys’ fees and reasonable expenses, and (C) the Indemnifying Person will remain responsible for any Damages the Indemnified Person may incur relating to or arising out of the Third Party Claim to the fullest extent provided in this Article VIII. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Proceeding, claim or demand. To the extent that the Indemnifying Person elects not to defend such Proceeding, claim or demand, and the Indemnified Person defends against or otherwise deals with any such Proceeding, claim or demand, the Indemnified Person may retain counsel and control the defense of such Proceeding, subject to the last sentence of this Section 8.3(b). Neither the Indemnifying Person, on the one hand, nor the Indemnified Person, on the other hand, may settle any such Proceeding, which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Section 5.4(b), not this Section 8.3(b), shall apply to Tax Claims.

Section 8.4    Right of Setoff. Buyer may, but is not obligated to, set off any amount to which (a) Buyer and Seller agree in writing that Buyer is entitled under this Article VIII, (b) Buyer has been awarded under this Article VIII by a court of competent jurisdiction or through arbitration or mediation, or (c) Buyer is entitled resulting from a definitive Third Party Claim if Seller has controlled the defense of such Third Party Claim or consented to the settlement thereof, against any amount otherwise payable by Buyer or its Affiliates to Seller; provided, however, except in the case of a mediation or arbitration, if Seller is ultimately determined to not be entitled to such Damages by a court of competent jurisdiction, then Buyer must pay Seller back the amount set off under this Section. The exercise of such set-off right in good faith will not constitute a breach or event of default under any Contract relating to any amount against which the set-off is applied. Neither the exercise of nor the failure to exercise such right of set‑off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 8.5    Mitigation. Buyer and Seller shall use their commercially reasonable efforts to mitigate, reduce or eliminate any Damages to which it may be entitled; provided, that such mitigation obligations shall not require a Buyer Indemnified Person, Seller Indemnified Person or any of their respective Affiliates to make claims against customers or suppliers if, in Buyer’s reasonable view, such claim would harm the Program, the Product, the Transferred Assets, or the Assumed Liabilities. Failure to comply with this Section 8.5 will not relieve a party of its indemnification obligations hereunder to the extent that the Indemnifying Person is not materially harmed.

Section 8.6    Survival Periods. The parties acknowledge that the time periods set forth in Article VII for the survival and assertion of Claims under this Agreement are the result of arms’-length negotiation between the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 8.7    Exclusive Remedy. The remedies provided by this Article VIII shall be the sole and exclusive monetary remedies of the Buyer Indemnified Persons and Seller Indemnified Persons for the recovery of Damages resulting from, relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing herein shall limit any Buyer Indemnified Person’s right or ability to make, pursue, enforce or prosecute a claim for (i) equitable relief pursuant to Section 10.15, (ii) Fraud, (iii) breach or violation of Section 5.16, or (iv) breach or violation of the Ancillary Agreements (including but not limited to the Transition Services Agreement).

Section 8.8    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article VIII will be treated as an adjustment to the payment for Inventory under Section 2.5, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar provision of state, local, or foreign Law).

ARTICLE IX
TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1(a) or Section 6.1(b) and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) calendar days of Seller’s receipt of written notice of such breach from Buyer;

(b)    by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2(a) or Section 6.2(b) and such breach, inaccuracy or failure has not been cured by Buyer within 30 calendar days of Buyer’s receipt of written notice of such breach from Seller;

(c)    by Buyer or Seller if the Transaction has not been consummated by April 30, 2023; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the failure to consummate the Transaction within such period is attributable to a material breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)    by Buyer or Seller in the event that a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if such party did not use reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable; or

(e)    by mutual written consent of Buyer and Seller.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Article IX and in Article X (and any related definitional provisions set forth in Article I), and except that nothing in this Article IX shall relieve any party from liability for any willful and material breach of this Agreement that arose prior to such termination.

ARTICLE X
MISCELLANEOUS

Section 10.1    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) if sent by email, on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

To Buyer:

c/o Acella Holdings, LLC
1880 McFarland Parkway, Suite 110

Alpharetta, Georgia 30005
[***]

With a copy to, provided that such copy shall not constitute legal notice to Buyer:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: William J. Ching

Email: billy.ching@nelsonmullins.com

To Seller:

AcelRx Pharmaceuticals, Inc.

25821 Industrial Blvd., Suite 400

Hayward, California 94545

[***]

With a copy to, provided that such copy shall not constitute legal notice to Seller:

AcelRx Pharmaceuticals, Inc.

25821 Industrial Blvd., Suite 400

Hayward, California 94545

[***]

Section 10.2    Amendment; Waiver; Remedies Cumulative. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No notice or demand on one party will be deemed to be a waiver of any obligation of that party or the right of the party giving a notice or demand to take further action without notice or demand as provided in this Agreement. No waiver that may be given by a party will be applicable except for the specific instance for which it is given. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3    No Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Buyer, Seller, the Buyer Indemnified Persons, the Seller Indemnified Persons and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 10.4    Entire Agreement. This Agreement (including all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect.

Section 10.5    Intentionally Omitted.

Section 10.6    Public Disclosure. Following the Effective Date, neither party shall issue any press release or make (or cause to be made) any other public disclosures concerning the existence or contents of this Agreement or any Ancillary Agreement without the prior written consent of the other party. Notwithstanding the foregoing, each party may without such written consent (a) make disclosures it reasonably believes are required by Law (including any regulation of any applicable stock or securities exchange or otherwise), in which case such disclosing party shall allow the other party reasonable prior notice and time to comment on such release or announcement in advance of such issuance or (b) make disclosures so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party). The parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a party as required by applicable Law; provided that each party shall have the right to make any such filing or recording of license grant as it reasonably determines necessary under applicable Law.

Section 10.7    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction (including legal fees and expenses) shall be borne by the party incurring such costs and expenses.

Section 10.8    Bulk Sales. Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 10.9    Governing Law. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 10.10    Intentionally Omitted.

Section 10.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, conveyed or assigned, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, except that: (i) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to any of its Affiliates, but no such assignment shall relieve Buyer of any of its obligations hereunder, or (b) in connection with the transfer or sale of all or substantially all of Buyer’s business related to the Transferred Assets to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided that such Third Party expressly undertakes, for the benefit of Seller, to assume and perform all assigned obligations in accordance with their terms; and (ii) Seller may, in its sole discretion, (a) assign any or all of its rights, interests and obligations under this Agreement to any of its Affiliates, but no such assignment shall relieve Seller of any of its obligations hereunder, or (b) assign, convey, transfer or dispose of, in any form or manner, its rights to receive the Payments and all related rights under Section 2.11 through Section 2.20 or pursuant to the Marketing Agreement. Any assignment not in accordance with the foregoing shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective permitted successors and assigns. Notwithstanding the foregoing, either party may also grant a security interest in and collaterally assign its rights under this Agreement to one or more of such party’s debt financing sources without the prior consent of the other party hereto; provided, that no such assignment shall relieve the assigning party of any of its obligations hereunder; and provided further, that no such grant or assignment shall be effective until immediately after the Closing. Nothing in this Section shall prohibit Buyer from licensing any of the Transferred Assets, and any license by Buyer of any of the Transferred Assets to Seller or a Third Party shall not be considered a violation of this Section; provided that Buyer shall remain liable for all of its obligations hereunder that are related to or conducted by a licensee (including payments related to Product sales by a licensee).

Section 10.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes. No party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each party forever waives any such defense.

Section 10.13    Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15    Remedies; Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages may be inadequate in such event. Accordingly, except as otherwise expressly provided in Article VIII, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party. The prevailing party in any Proceeding to enforce any provision of this Agreement shall be entitled to recover from the losing party (or parties) all reasonable attorneys’ fees and expenses.

Section 10.16     Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER: AcelRx Pharmaceuticals, Inc.

By:	/s/ Vincent J. Angotti
Name: Vincent J. Angotti Title: Chief Executive Officer

BUYER: Vertical Pharmaceuticals, LLC

By:	/s/ Harold J. Deas
Name: Harold J. Deas, Jr. Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

LIST OF EXHIBITS

Exhibit A                   Form of General Assignment and Assumption Agreement

Exhibit B                  Form of IP Assignment

LIST OF SCHEDULES

Schedule 2.1(e)	Assigned Contracts
Schedule 2.1(f)	Purchased Equipment
Schedule 2.1(g)	Inventory
Schedule 2.10(h)	Contract Consents
Schedule 3	Disclosure Schedule
Schedule 4.2	Buyer Authorization
Schedule 5.4(e)	Purchase Price Allocation
Schedule 8.1(a)(vi)	Specific Indemnity Items

Exhibit A

BILL OF SALE

and

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Bill of Sale”) is made as of __________ _, 2023 by and between AcelRx Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Vertical Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer” and, together with Seller, collectively the “Parties” and each, a “Party”). Unless otherwise defined, all capitalized terms in this Bill of Sale have the meanings ascribed to them in the Agreement (as defined below).

RECITAL

Seller and Buyer are parties to an Asset Purchase Agreement dated March 12, 2023 (the “Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase and assume from Seller, certain assets and liabilities related to the Program.

The Parties desire to carry out the intent and purpose of the Agreement by the execution and delivery of this instrument evidencing the vesting in Buyer of all right, title and interest in, to and under the Transferred Assets and Buyer’s assumption of the Assumed Liabilities.

AGREEMENTS

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1.         Transfer and Assignment of the Transferred Assets. Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of the right, title and interest of Seller worldwide in, to and under the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Notwithstanding anything contained herein or in the Agreement to the contrary, Seller does not hereby sell, convey, transfer, assign or deliver to Buyer any Excluded Asset or any other asset, property or right of Seller or any other person or entity (other than the Transferred Assets) by this Bill of Sale.

Section 2.         Assumed Liabilities. Buyer hereby assumes and agrees to discharge or perform when due the Assumed Liabilities (other than the Assumed Liabilities, no other obligations and liabilities of Seller shall be required to be assumed, paid, performed or discharged by Buyer pursuant to the Agreement or this Bill of Sale). Notwithstanding the foregoing, nothing herein shall be construed as Seller transferring, conveying, assigning or delivering to Buyer, or Buyer acquiring or assuming from Seller, any Excluded Liability.

Section 3.         Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing Date, but subject to the express provisions of the Agreement and without expanding any Party’s express obligations thereunder, it will execute such additional instruments and take such actions as may be reasonably requested by the other Party to more fully effectuate (i) Seller’s sale and assignment of the Transferred Assets to Buyer and the vesting of title to the Transferred Assets in Buyer and (ii) Buyer’s assumption of the Assumed Liabilities and otherwise to carry out the intent and purposes of this Bill of Sale.

Section 4.         Relation to Agreement. The conveyance of the Transferred Assets and the assumption of the Assumed Liabilities made hereunder is made in accordance with and subject to the Agreement (including, without limitation, the representations, warranties, covenants, indemnities and agreements contained therein), which is incorporated herein by reference. In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall govern, supersede, and prevail. Notwithstanding anything to the contrary in this Bill of Sale, nothing in this Bill of Sale shall (and is not intended to) be deemed to defeat, limit, reduce, alter, impair, enhance, enlarge, or supersede any right, obligation, liability, claim, or remedy created by the Agreement or any Ancillary Agreement. The provisions of this Bill of Sale shall not merge in or be superseded by and shall survive (to the extent provided for in the Agreement) the completion of the transactions provided for in the Agreement or any Ancillary Agreement.

Section 5.         Counterparts; Facsimile; Electronic Mail. This Bill of Sale may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Bill of Sale and all of which, when taken together, will be deemed to constitute one and the same Bill of Sale. The exchange of copies of this Bill of Sale and of signature pages by facsimile, pdf format, docusign or electronic mail transmission shall constitute effective execution and delivery of this Bill of Sale as to the Parties and may be used in lieu of the original Bill of Sale for all purposes. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

Section 6.         Governing Law. Section 10.9 (Governing Law) of the Agreement shall also apply with respect to this Bill of Sale, mutatis mutandis.

Section 7.         Amendments; Waivers. This Bill of Sale may only be amended by a writing signed by the Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Bill of Sale shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Bill of Sale.

Section 8.         Third Party Beneficiaries and Obligations. This Bill of Sale is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale.

Section 9.         Notices. Any notice, request, or other document to be given hereunder to any Party shall be given in the manner specified in Section 10.1 (Notices) of the Agreement.

Section 10.         Severability. If any term or provision of this Bill of Sale is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Bill of Sale or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.         Entire Agreement. This Bill of Sale, together with the Agreement, Ancillary Agreements, and the other exhibits and documents referred to in the Agreement and the Ancillary Agreements, contain the entire understanding between the Parties with respect to the transactions contemplated hereby and thereby, supersede all prior agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof, which such prior agreements, understandings, representations and statements, oral or written, shall be of no further force or effect.

[Remainder of page intentionally left blank]

Seller and Buyer have executed and delivered this Bill of Sale and Assignment and Assumption Agreement as of the date set forth above.

SELLER: AcelRx Pharmaceuticals, Inc.

By:
Name: Title:

BUYER: Vertical Pharmaceuticals, LLC

By:
Name: Title:

[Signature Page to Bill of Sale and Assignment and Assumption Agreement]

Exhibit B

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “IP Assignment Agreement”) is made as of __________ _, 2023 by and between AcelRx Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Vertical Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer” and, together with Seller, collectively the “Parties” and each, a “Party”). Unless otherwise defined, all capitalized terms in this IP Assignment Agreement have the meanings ascribed to them in the Agreement (as defined below).

RECITAL

Seller and Buyer are parties to an Asset Purchase Agreement dated March 12, 2023 (the “Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase and assume from Seller, certain assets and liabilities related to the Program, including the Transferred Intellectual Property and the Regulatory Materials.

The Parties desire to carry out the intent and purpose of the Agreement by the execution and delivery of this instrument evidencing the vesting in Buyer of all right, title and interest in, to and under the Transferred Intellectual Property.

AGREEMENTS

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1.         Transfer and Assignment of the Transferred Intellectual Property. Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of the right, title and interest of Seller in, to and under the Transferred Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, including the following: (a) all patents and patent applications listed on Exhibit A, any and all inventions described by, embodied in, and/or claimed by such patents and patent applications, and any substitute applications which may be filed upon any such inventions; (b) any and all renewals, divisionals, continuations and continuations-in-part of the patents and patent applications listed on Exhibit A; (c) any patent applications claiming direct or indirect priority to any of the foregoing; (d) all foreign patent applications associated with and/or claiming priority to the patent applications referenced in the preceding clauses (a)-(c); (e) all patents issued or issuing from the patent applications referenced in the preceding clauses (a)-(d); (f) all reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding clauses (a)-(e); (g) the right to file for any patent applications in the United States or in foreign countries for the inventions references in preceding clause (a); (h) all trademark registrations and applications listed on Exhibit B; (i) all common law or other rights in any trademarks, trade dress, or other identifying indicia associated with the Product that are necessary for, or are used by Seller as of the Effective Date in connection with, the Development, manufacture (including synthesis, formulation, finishing or packaging), use, holding, marketing, offer for sale, sale, distribution, export or import of any Product; (j) Seller’s right to sue and collect damages for past, present and future infringement, dilution, misappropriation, unauthorized use and/or any other violation of the Transferred Intellectual Property; and (k) all income, royalties, damages or payments due on or after the Closing Date relating to, or resulting from the licensing or enforcement of, the Transferred Intellectual Property (except with respect to Seller’s rights under the Transferred Intellectual Property granted by Buyer pursuant to the Intellectual Property Agreement between the Parties entered into in connection with the Agreement). Seller hereby authorizes and requests the issuing authority of any patent, trademark, or other intellectual property protection to issue any and all patents, trademark, or other intellectual property certificates with respect to the Transferred Intellectual Property to Buyer as assignee of the entire interest therein.

Section 2.         Trademark Rights. With respect to the transfer of any trademarks that are Transferred Intellectual Property, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all goodwill associated with and symbolized by such trademarks.

Section 3.         Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing Date, but subject to the express provisions of the Agreement and without expanding any Party’s express obligations thereunder, it will execute, at the executing Party’s own cost, such additional instruments and take such actions as may be reasonably requested by the other Party to effectuate Seller’s sale and assignment of the Transferred Intellectual Property to Buyer, vest title to the Transferred Intellectual Property in Buyer, and otherwise carry out the intent and purposes of this IP Assignment Agreement, including, but not limited to, Seller executing the necessary documents to transfer rights in any Madrid Protocol trademarks to Buyer.

Section 4.         Relation to Agreement. This IP Assignment Agreement is executed and delivered pursuant to and subject to the Agreement (including, without limitation, the representations, warranties, covenants, indemnities and agreements contained therein), which is incorporated herein by reference. In the event of a conflict between the terms and conditions of this IP Assignment Agreement and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall govern, supersede, and prevail. Notwithstanding anything to the contrary in this IP Assignment Agreement, nothing in this IP Assignment Agreement shall (and is not intended to) be deemed to defeat, limit, reduce, alter, impair, enhance, enlarge, or supersede any right, obligation, liability, claim, or remedy created by the Agreement or any Ancillary Agreement. The provisions of this IP Assignment Agreement shall not merge in or be superseded by and shall survive (to the extent provided for in the Agreement) the completion of the transactions provided for in the Agreement or any Ancillary Agreement.

Section 5.         Counterparts; Facsimile; Electronic Mail. This IP Assignment Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this IP Assignment Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this IP Assignment Agreement and of signature pages by facsimile, pdf format, docusign or electronic mail transmission shall constitute effective execution and delivery of this IP Assignment Agreement as to the Parties and may be used in lieu of the original IP Assignment Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

Section 6.         Governing Law. Section 10.9 (Governing Law) of the Agreement shall also apply with respect to this IP Assignment Agreement, mutatis mutandis.

Section 7.         Amendments; Waivers. This IP Assignment Agreement may only be amended by a writing signed by the Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this IP Assignment Agreement shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this IP Assignment Agreement.

Section 8.         Third Party Beneficiaries and Obligations. This IP Assignment Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this IP Assignment Agreement.

Section 9.         Notices. Any notice, request, or other document to be given hereunder to any Party shall be given in the manner specified in Section 10.1 (Notices) of the Agreement.

Section 10.         Severability. If any term or provision of this IP Assignment Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this IP Assignment Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this IP Assignment Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.         Entire Agreement. This IP Assignment Agreement, together with the Agreement, Ancillary Agreements, and the other exhibits and documents referred to in the Agreement and the Ancillary Agreements, contain the entire understanding between the Parties with respect to the transactions contemplated hereby and thereby, supersede all prior agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof, which such prior agreements, understandings, representations and statements, oral or written, shall be of no further force or effect.

[Remainder of page intentionally left blank]

Seller and Buyer have executed and delivered this IP Assignment Agreement as of the date set forth above.

SELLER: AcelRx Pharmaceuticals, Inc.

By:
Name: Title:

BUYER: Vertical Pharmaceuticals, LLC

By:
Name: Title:

[Signature Page to Intellectual Property Assignment Agreement]

EXHIBIT A

Program Patents

[***]

EXHIBIT B

Marks

[***]